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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Power-One, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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740 CALLE PLANO
CAMARILLO, CALIFORNIA 93012

March 21, 2012

Dear Stockholders:

        It is our pleasure to invite you to the 2012 annual meeting of stockholders of Power-One, Inc. ("Power-One" or the "Company") to be held on May 1, 2012 at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 at 8:00 a.m., Pacific daylight time. At the meeting we will discuss the items of business described in the enclosed Notice of Annual Meeting and will also report on the Company's business operations. A representative of Deloitte & Touche LLP, Power-One's independent registered public accounting firm, will also be present and will have the opportunity to make a statement to our stockholders and respond to their questions.

        It is important that your interests be represented at the annual meeting, regardless of the number of shares you own, and we urge you to promptly cast your vote. This year, taking the environment into consideration, we are pleased to offer our stockholders notice and access to our electronic proxy statement and Annual Report on Form 10-K and the opportunity to vote on-line. We hope that you can personally attend the meeting, but if you are unable to do so, we urge you to take advantage of the notice and access opportunity to promptly vote your shares on-line or, if you prefer, telephonically. You may also request a copy of our proxy statement and Annual Report on Form 10-K, which will be sent to you along with a proxy and a postage-prepaid envelope if you prefer to submit your proxy by mail.

        As indicated in the enclosed Notice of Annual Meeting, in addition to the customary actions of electing the members of the Board of Directors of Power-One (the "Board of Directors" or the "Board") and ratifying the appointment of our independent registered public accounting firm, at this year's annual meeting our stockholders will be asked to approve an advisory resolution on the compensation of our named executive officers. Each of the three matters that will be submitted to our stockholders for a vote is described in the enclosed Notice of Annual Meeting and is discussed in more detail in the enclosed proxy statement.

        We look forward to receiving your vote.

Sincerely,

Tina D. McKnight Secretary

Your vote is important whether or not you plan to attend the annual meeting. Please submit your proxy promptly via the Internet or by telephone, or if you have requested a copy of the proxy statement and Annual Report on Form 10-K, by executing and returning your proxy in the enclosed self-addressed, stamped envelope.

740 CALLE PLANO
CAMARILLO, CALIFORNIA 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2012

        The 2012 annual meeting of the stockholders of Power-One, Inc., a Delaware corporation ("Power-One" or the "Company"), will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012, on May 1, 2012 at 8:00 a.m., Pacific daylight time. The following proposals will be submitted to a vote by our stockholders:

  (1)
  election of the eight directors named in the accompanying proxy statement, in each case to serve a one-year term ending upon the first to occur of: (a) the 2013 annual meeting of stockholders; (b) the election and qualification of such director's successor; or (c) such director's death, retirement, resignation or removal;

  (2)
  adoption of a resolution approving, on an advisory basis, the compensation of our named executive officers;

  (3)
  ratification of the appointment of Deloitte & Touche LLP as Power-One's independent registered public accounting firm for the 2012 fiscal year; and

  (4)
  transaction of other business properly presented at the 2012 annual meeting and any adjournment(s) or postponement(s) thereof.

        The close of business on March 7, 2012 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 2012 annual meeting and any adjournment(s) or postponement(s) thereof. You may access our proxy statement and the Company's Annual Report on Form 10-K electronically, or, if you prefer, you may request that a copy of the proxy statement and Annual Report on Form 10-K be mailed to you.

        For a period of 10 days prior to the annual meeting, and during the meeting, a list of stockholders entitled to vote at the 2012 annual meeting will be open to the examination of any stockholder for purposes relevant to the meeting. The records will be available during normal business hours at the Company's principal executive offices located at 740 Calle Plano, Camarillo, California 93012.

        Stockholders are cordially invited to attend the annual meeting. Each stockholder, whether or not he or she expects to be present in person at the meeting, is requested to promptly vote his or her shares. This year, votes can be cast via the Internet or by telephone, or stockholders who have requested copies of the proxy statement and Annual Report on Form 10-K may sign, date and return their proxies in the postage pre-paid envelope included with the materials.

BY ORDER OF THE BOARD OF DIRECTORS
Tina D. McKnight Secretary
March 21, 2012

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Power-One, Inc. ("Power-One" or the "Company") of proxies for the matters to be voted on at the 2012 annual meeting of stockholders. The meeting will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on May 1, 2012 at 8:00 a.m., Pacific daylight time, and any adjournment(s) or postponement(s) thereof.

        This proxy statement, the Notice of Annual Meeting to which it is attached and the form of proxy were first made available for access by our stockholders on or about March 22, 2012. Copies were available to be mailed to stockholders who requested them on or about the same date.

Proposals to be Considered

        At the annual meeting, the Company will ask its stockholders to:

  (1)
  elect the eight directors nominated by the Board of Directors, in each case to serve a one-year term ending upon the first to occur of: (a) the 2013 annual meeting of stockholders; (b) the qualification and election of such director's successor; or (c) upon such director's death, retirement, resignation or removal;

  (2)
  adopt a resolution approving, on an advisory basis, the compensation of our named executive officers;

  (3)
  ratify the appointment of Deloitte & Touche LLP as Power-One's independent registered public accounting firm for the 2012 fiscal year; and

  (4)
  transact any other business that may be properly presented at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

        If any other matters should properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, the persons named as proxies in the proxy card will vote the proxies in accordance with their best judgment regarding the best interests of the Company's stockholders. If it becomes necessary to solicit additional proxies, the persons named as proxies in the proxy card will vote the proxies in accordance with the recommendation of the Board of Directors to adjourn and postpone the annual meeting.

Recommendations of the Board of Directors

        The Board of Directors recommends that the stockholders vote "FOR" the election of the nominees for membership on the Board of Directors, "FOR" the adoption of the resolution approving, on an advisory basis, the compensation of our named executive officers, and "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the 2012 fiscal year.

This Proxy Solicitation

        If you have questions about the 2012 annual meeting, including the procedures for voting your shares, you should contact Power-One's Corporate Secretary at 740 Calle Plano, Camarillo, California 93012, (805) 987-8741, ext. 201701.

        The Company will bear all costs of soliciting proxies, including any mailing expenses incurred by brokers to obtain the votes of the beneficial owners of stock held in a broker's name or in the names of nominees. The Company has retained the services of Phoenix Advisory Partners for a fee of $7,500, plus reimbursement of expenses, to assist in the solicitation process.

Quorum

        To establish a quorum necessary to conduct business at the annual meeting, a majority of the voting power of the outstanding shares of common stock, $0.001 par value per share ("Common Stock") must be represented in person or by proxy at the annual meeting. Broker non-votes and abstentions will be counted as present for purposes of establishing a quorum. Broker non-votes refer to situations where shares are held in "street name" through a broker or similar market intermediary rather than in the stockholder's own name and the broker or market intermediary is not instructed by the stockholder on how to vote. If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the New York Stock Exchange applicable to brokers and other market intermediaries, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1 and 2 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 2, your broker does not have the authority to vote on those proposals. Proposal 3 is considered a routine matter and your broker may vote on that matter without your instruction.

        As of March 7, 2012, the record date for the identification of the Company's stockholders who are entitled to notice of and to vote at the 2012 annual meeting, the Company had 121,943,259 shares of Common Stock outstanding and entitled to vote. The Series C Junior Participating Convertible Preferred Stock held by Silver Lake Sumeru Fund L.P. and Silver Lake Technology Investors Sumeru L.P. (collectively "Silver Lake Sumeru") does not have voting rights. Each holder of Common Stock at the close of business on March 7, 2012 will be entitled to one vote for each share held of record.

Votes Required For the Proposals

        Proposal 1 (Election of Directors).    The election of director nominees is subject to the Company's Majority Voting Policy. To be elected as a director, a nominee in an uncontested election must receive the affirmative vote of a majority of the votes cast and a plurality of the votes cast in a contested election. Under the Company's Majority Voting Policy, a director nominee's eligibility for Board membership is contingent upon the nominee's submission of an irrevocable resignation letter to the Board in advance of the election. The resignation is conditioned upon the nominee's failure to receive, in an uncontested election, a greater number of votes cast in favor of such nominee's election than the number of votes withheld from such nominee's election ("Majority Vote"). Broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote. Abstentions will similarly have no effect on the vote.

        Proposal 2 (Advisory Vote on Named Executive Officer Compensation).    The approval, on an advisory basis, of the compensation of our named executive officers ("NEOs") requires the affirmative vote of a majority of the voting power of the shares of Common Stock represented at the annual meeting in person or by proxy and eligible to vote. Abstentions will have the same effect as a negative vote, while broker non-votes will not be counted as a vote cast and will have no effect on the vote.

        Proposal 3 (Ratification of Independent Registered Public Accounting Firm).    The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2012 requires a majority of the voting power of the shares of Common Stock represented in person or by proxy at the annual meeting and eligible to vote. Abstentions will have the same effect as a negative vote.

Other Matters

        The Company is not aware of any business other than the matters described in this proxy statement and in the Notice of Annual Meeting that will be presented for consideration or action by the stockholders at the annual meeting.

Submission of Stockholder Proposals for the 2013 Annual Meeting

        Power-One anticipates that its 2013 annual stockholders' meeting will take place on April 30, 2013. Any stockholder that satisfies the requirements of the Securities and Exchange Commission ("SEC") for submission of a proposal and that wishes to submit a proposal, including a proposed director nominee, should do so in writing on or before November 15, 2012 if they wish the proposal to be considered timely for inclusion in the proxy statement and form of proxy for the 2013 annual meeting. The proposal must include the information required by the Company's Bylaws and must be submitted to the Corporate Secretary of Power-One, Inc. at:

  Power-One, Inc.
  Attn: Corporate Secretary
  740 Calle Plano
  Camarillo, California 93012

        The Company's proxy holders reserve discretion to vote in the manner deemed appropriate by the Board of Directors with respect to timely filed proposals. Stockholder proposals to be presented at an annual meeting but not submitted for inclusion in the proxy statement for that meeting must be received by the Company's Corporate Secretary at the above address not less than 90, nor more than 120 days prior to the meeting. However, if less than 100 days' notice or public disclosure of the date of the meeting is given or made to stockholders, then notice by the stockholder of any proposal need only be received by the close of business on the 10th day following the day on which notice of the meeting was mailed or such public disclosure was made. Stockholder proposals must contain information required by Section 2.10 of the Company's Bylaws and comply with applicable legal requirements. Power-One's Bylaws are available via the "Corporate Governance" link found under the main "Investor Relations" link at www.power-one.com. The information on our website is not incorporated by reference into this proxy statement. Alternatively, any stockholder may obtain a copy of the Company's Bylaws by submitting a written request to the Corporate Secretary at the above address. Any proposals received prior to the annual meeting that are appropriate for consideration by the Board of Directors and business properly raised at the annual meeting of stockholders will be voted by the proxy holders in the manner deemed appropriate by the Board of Directors.

Stockholder Nomination of a Director

        To nominate a candidate for membership on the Board of Directors, a holder of common stock must provide notice to Power-One's Corporate Secretary at the above address in accordance with the notice provisions for stockholder proposals set forth above. The notice shall contain (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and beneficial holder, if any, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required to determine the qualification of the proposed nominee to serve as a director of the Company. No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth herein. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, shall so declare to the meeting and the defective nomination shall be disregarded. The director nominee will be required to submit to the Board in advance of the election an irrevocable resignation letter that shall be conditioned upon the nominee's failure to receive a majority vote in an uncontested election.

Delivery of Proxy Materials to Security Holders Sharing an Address.

        If a stockholder requests a copy of the Company's Annual Report on Form 10-K and this proxy statement, only a single copy will be delivered to multiple stockholders sharing an address unless additional copies have been requested by the stockholder. Stockholders may notify the Company of their requests by calling or writing the Corporate Secretary at:

  Power-One, Inc.
  Attn: Corporate Secretary
  740 Calle Plano
  Camarillo, California 93012
  Phone: (805) 987-8741, ext. 201701

PROPOSAL ONE
ELECTION OF DIRECTORS

        Pursuant to our Certificate of Incorporation, the Board of Directors has the authority to set the size of the Board by resolution adopted by the affirmative vote of the entire Board of Directors, provided that the number of directors be not less than three nor more than nine. Our Board of Directors has set the size of the Board at eight members.

        The nominees for Board membership all currently serve on our Board of Directors and they have each agreed to stand for re-election. Other than Richard Thompson, none of the nominees is a current employee of Power-One. If elected, each nominee will serve until the first to occur of: (i) the 2013 annual meeting of stockholders; (ii) qualification and election of such director's successor; or (iii) such director's death, retirement, resignation or removal.

        Unless otherwise directed, the persons named in the proxy intend to vote all proxies "FOR" the election of each of the director nominees listed below. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors unless the Board of Directors passes a resolution to reduce the Board's size. The Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve if elected.

Director Qualifications

        The Board believes that its directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in Board activities and other traits discussed below. While the Board has no formal policy with respect to diversity, it endeavors to have a diverse membership that represents a range of skills and depth of experience in areas that are relevant to and contribute to the Board's oversight of the Company's global activities. Following the biographical information for each director nominee, we describe the key experience, qualifications and skills that the director brings to the Board that are important in light of the Company's business and structure. The Board considered the experience, qualifications and skills of each director in reaching its decision to recommend each of the below nominees for re-election to the Board. Below are qualifications that the Board believes are essential for service on the Power-One Board of Directors:

  •
  the ability to devote sufficient time and attention to the responsibilities of serving on the Board of a publicly traded company;

  •
  training and experience in a function or discipline relevant to the business and operations of the Company (e.g., technology, manufacturing, sales, finance, international operations, marketing), or in a market or business that represents a material portion of the Company's revenue (e.g., Renewable Energy or Power) or in other areas that would enhance the effectiveness of the Board of Directors;

  •
  awareness of and commitment to act in the best interests of the Company's stockholders; and

  •
  a demonstrated record of ethical conduct and sound business judgment established by service for a period of not less than five (5) years in an executive position with a corporation or as a practicing licensed professional, in each case involving substantial responsibility and leadership.

        There are also specific skills and qualities that the Board believes one or more of its directors should have. It is not expected that any single candidate possess all of the listed skills but rather that the Board as a whole includes members who collectively possess the below listed skills and qualities:

  •
  Financial Acumen.  Directors should have financial knowledge and at least one or more directors should have experience that qualifies such directors as a "financial expert" under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and NASDAQ.

  •
  Key Area Expertise.  Directors should have a range of in-depth knowledge and experience as a senior executive within a key area of a for profit company (e.g., finance, operations, engineering, sales and marketing).

  •
  Industry Specific Experience.  Given the Company's position as a leading high technology company and the world's second largest designer and manufacturer of inverters, our Board should include directors who have knowledge of and experience in technology, particularly in the renewable energy and power fields, and that have an understanding of Power-One's products, customers and markets.

  •
  International Operations, Sales or Marketing Experience.  Power-One has a global presence with manufacturing operations on three continents and sales worldwide. Accordingly, it is important that our Board includes directors with international operations, sales and/or marketing experience, especially as we continue to expand globally and develop new channels of distribution.

  •
  Domestic and International Public Policy Experience.  We believe that it is important for our directors to have domestic and international public policy experience in order to help us address significant public policy issues, adapt to different business and regulatory environments and facilitate our work with governments all over the world.

  •
  Public Company Board Experience.  Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and management and other matters, including corporate governance, executive compensation and oversight of strategic, operational and compliance matters. We believe that the director candidates nominated below collectively possess the described qualifications and that each of them contribute to a strong and cohesive Board of Directors.

Independent Director Nominees1

Jon Gacek Age 51 First Elected to Board—2008 Occupation: President and Chief Operating Officer, Quantum Corporation
        Mr. Gacek was appointed to the Board of Directors and as Chairman of the Audit Committee on November 17, 2008. Mr. Gacek currently serves as the President and Chief Operating Officer of Quantum Corporation, a global storage company specializing in backup, recovery and archive solutions. Prior to joining Quantum, Mr. Gacek served as the Chief Financial Officer of Advanced Digital Information Corporation ("ADIC"), a provider of Intelligent Storage™ solutions for the open systems marketplace, which was acquired by Quantum in 2006, from 1999 to 2006, and he also led ADIC's operations from 2004 to 2006. Before joining ADIC, Mr. Gacek was an audit partner at PricewaterhouseCoopers LLC. He received a B.A. from Western Washington University and is a Certified Public Accountant. The Board has determined that Mr. Gacek qualifies as an audit committee financial expert, as defined under SEC rules and regulations, and that he meets the NASDAQ listing requirement under Rule 5605(c)(3) of having the requisite financial sophistication based upon his employment experience. Mr. Gacek also serves on the board of directors of Market Leader, Inc. (NASDAQ: LEDR), which he joined in 2006, and he currently serves on its Audit Committee. He served as a director of Loud Technologies, Inc. from 2003 until September 2009.

         During 2011, Mr. Gacek served as Chairman of the Audit Committee and as a member of the Compensation Committee.
        Qualifications: Mr. Gacek's financial expertise and global operations background bring unique experience to the Board, as well as insight related to financial and operational strategies. His experience in serving as the Chief Financial Officer of a publicly listed technology company, as well as his experience with an independent public accounting firm, qualify him to serve as Chairman of the Audit Committee and as the committee's financial expert under the SEC rules and listing standards of NASDAQ, and enable him to provide important guidance to both management and the Board with respect to disclosure and reporting requirements. Mr. Gacek also has valuable knowledge of corporate governance and compensation and related public company experience from his service on the Boards of other companies.

1
Independence as determined by the Board under the NASDAQ Listing Rules.

Kambiz Hooshmand Age 51 First Elected to Board—2009 Occupation: Former President and Chief Executive Officer of Applied Micro, Inc.
        Mr. Hooshmand was appointed to the Board of Directors on October 21, 2009. From March 2005 until May 2009, Mr. Hooshmand was the President and Chief Executive Officer of Applied Micro, Inc., a communications processor company that he transformed into a leading provider of communication processors and high speed connectivity solutions. Prior to joining Applied Micro, Mr. Hooshmand held several executive positions with Cisco Systems from 1996 until 2005. Mr. Hooshmand joined Cisco Systems as a result of the $4.5 billion acquisition of Stratacom, where Mr. Hooshmand was instrumental in developing a broad array of telecommunications products. Mr. Hooshmand received his B.S.E.E./C.S. from California State University, Chico and his M.S. in Engineering Management from Stanford University. Mr. Hooshmand has served as a director of Infinera (NASDAQ: INFN) since December 2009 and currently serves as its Chairman and as a member of its Nominating and Governance Committee.

         During 2011, Mr. Hooshmand served as Chairman of the Compensation Committee and as a member of the Audit Committee.
Qualifications: Mr. Hooshmand has extensive experience in the technology and communications industries as well as an extensive engineering background, enabling him to provide the Board with unique insight regarding the Company's strategy and operations. Through his senior leadership positions, including his experience as President and Chief Executive Officer of Applied Micro, Mr. Hooshmand provides direction and advice to the Board and to senior management regarding the challenges inherent in managing a complex organization and leading a technology based business.

Mark Melliar-Smith Age 66 First Elected to Board—2001 Occupation: Chief Executive Officer, Molecular Imprints, Inc.
        Dr. Melliar-Smith has served our Board of Directors since 2001. Since 2005, he has served as the Chief Executive Officer of Molecular Imprints, Inc., a high resolution nanoimprint lithography manufacturing solutions business based in Austin, Texas. From March 2003 to September 2005 he was Chief Operating Officer of Molecular Imprints, Inc. From January 2002 to October 2003, Dr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm focusing on telecommunications, semiconductor and software businesses. From January 1997 to December 2001, Dr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry. He received his B.S. and Ph.D. in chemistry from Southampton University in England and his M.B.A. from Rockhurst College. Dr. Melliar-Smith also has served since 2001 as a director of Technitrol, Inc., which changed its name to Pulse Electronics Corp. (NYSE:PULS) in November 2010.

         During 2011, Dr. Melliar-Smith served as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee
        Qualifications: Dr. Melliar-Smith has more than 35 years of experience in high technology companies involved in research and development, manufacturing and business unit management. His leadership roles in these companies brings to the Board a strong background in managing issues unique to technology businesses. Dr. Melliar- Smith is also experienced with venture capital and has been involved with several start-up companies, which brings valuable insight to the Board with respect to financing activities.

Richard M. Swanson Age 66 First Elected to Board—2010 Occupation: Founder and President Emeritus of SunPower Corporation
        Dr. Swanson was appointed to the Board of Directors on October 29, 2010. He is the founder of SunPower Corporation, a provider of solar cells, panels, inverters and imaging detectors, and served as its President and Chief Technology Officer from 1992 until May 2010, when he became President Emeritus. Dr. Swanson received his Ph.D. in Electrical Engineering from Stanford University in 1974. In 1976, he joined the faculty at Stanford University where he and his group conceived and developed the point-contact solar cell. In 1991, Dr. Swanson resigned from his faculty position to devote himself full-time to SunPower Corporation.

         In 2011, Dr. Swanson served on the Nominating and Corporate Governance Committee.
Qualifications: Dr. Swanson's significant experience in the field of solar technology provides unique insight to the Board regarding the Company's renewable energy business, and renewable energy markets, products and regulations, as well as issues unique to the renewable energy sector. His background in electrical engineering provides skills and knowledge directly related to the Company's power business as well. Dr. Swanson's leadership role at SunPower Corporation, and his success in founding and growing the business, provide unique insight and direction to the Company's senior management team.

Jay Walters Age 64 First Elected to Board—2000 Chairman of the Board Occupation: Owner and Executive of Magnolia Enterprises
        Mr. Walters has served on the Board of Directors since 2000 and as Chairman of the Board of Directors since June 2007. Since 2007, Mr. Walters has been an owner and executive of Magnolia Enterprises, a company that restores and manages properties along the Gulf Coast. From March 2000 to June 2007, Mr. Walters was President of New Horizon Services, LLC, a technology consulting company. Prior to joining New Horizon Services, Mr. Walters held several executive positions with Lucent Technologies, Inc. until his retirement in 1999. Mr. Walters received his B.S. in nuclear engineering from the University of Wisconsin and his M.B.A. from Louisiana State University.

Qualifications: Mr. Walters' significant experience in leadership positions with technology companies provides insight to the Board on global and other issues unique to technology businesses.

Non-Independent Director Nominees

Richard J. Thompson Age 62 First Elected to Board—2007 Occupation: Chief Executive Officer and President of Power-One, Inc.
        Mr. Thompson has served on the Board of Directors of Power-One, Inc. since 2007. He was appointed to serve as the Company's Chief Executive Officer in February 2008 and assumed responsibility as its President as well in September 2008. From May 2005 until March 2007, Mr. Thompson served as Senior Vice President, Finance and Chief Financial Officer of American Power Conversion Corporation (acquired by Schneider Electric in February 2007) and before that he served as Chief Financial Officer, Secretary and Treasurer of Artesyn Technologies for fifteen years. Mr. Thompson earned his B.B.A. from Lamar University in Beaumont, Texas.

Qualifications: Mr. Thompson's role as Power-One's President and Chief Executive Officer provides the Board with a channel for obtaining detailed and specific information about the Company and its operations. Mr. Thompson has demonstrated vision and leadership that returned the Company to profitability in the fourth quarter of fiscal 2009. His significant related business and financial expertise add further value to the Board.

Kyle Ryland Age 46 First Elected to Board—2009 Occupation: Managing Director of Silver Lake Sumeru
        Mr. Ryland joined the Power-One Board of Directors in May 2009 upon the closing of the transactions contemplated by the Securities Purchase Agreement dated April 23, 2009 between the Company and Silver Lake Sumeru Fund, L.P. and Silver Lake Technology Investors Sumeru, L.P., discussed in detail in the Company's Form 10-K filed on March 17, 2010. Mr. Ryland is a Managing Director of Silver Lake Sumeru, an investment company focused on middle market strategy. He joined Silver Lake Sumeru from Shah Capital Partners, an investment company focused on technology companies. Mr. Ryland has in-depth experience with investments, financings and mergers and acquisitions in the technology sector. Before joining Shah Capital, Mr. Ryland was a managing director at Lehman Brothers, where he was the head of Global Technology Investment Banking. Prior to joining Lehman Brothers, he worked in both investment banking and venture capital at Robertson Stephens. He holds a B.A. in Political Science and Public Policy Studies from Duke University and an M.B.A. from the Wharton School of Business.

Qualifications: Mr. Ryland's significant experience with investing in technology businesses provides unique insight to the Board on the global trends and performance of similarly situated companies.

Ajay Shah Age 52 First Elected to Board—2009 Occupation: Managing Director of Silver Lake Sumeru
        Mr. Shah joined the Power-One Board of Directors in May 2009 upon the closing of the transactions contemplated by the Securities Purchase Agreement dated April 23, 2009 between the Company and Silver Lake Sumeru Fund, L.P. and Silver Lake Technology Investors Sumeru, L.P., discussed in detail in the Company's Form 10-K filed on March 17, 2010. Mr. Shah joined Silver Lake in 2007 as a Managing Director and founded the firm's middle market strategy, Silver Lake Sumeru. Prior to joining Silver Lake Sumeru, Mr. Shah founded Shah Capital Partners in 2004, and prior to that he founded and managed the Technology Solutions Business of Solectron. Mr. Shah was the CEO of Smart Modular Technologies, a company he co-founded in 1989 and led through its public offering in 1995. Mr. Shah served on the board of Flextronics International Ltd. (NASDAQ: FLEX) from 2005 to 2009. He has a B.S. in Engineering from the University of Baroda and an M.S. in Engineering Management from Stanford University.

Qualifications: Mr. Shah's experience with founding and successfully leading technology businesses, and with investing in technology businesses provides a unique perspective to the Board regarding technology companies.

        Under the Company's Majority Voting Policy, a director nominee's eligibility for election or re-election to the Board is contingent upon the nominee's delivery of an irrevocable resignation letter to the Board prior to the election. The resignation letter is conditioned upon the nominee's failure to receive, in an uncontested election, a greater number of votes cast in favor of such nominee's election than the number of votes withheld from such nominee's election. If the resignation is triggered by a nominee's failure to receive a majority vote, the Nominating and Corporate Governance Committee will promptly consider the resignation, evaluating all relevant factors concerning the director, including but not limited to: (i) the stated reasons, if any, why votes were withheld and whether the underlying issue has been or can be cured, (ii) the nominee's length of service, (iii) the nominee's qualifications and contributions, (iv) the potential impact on the Company's compliance with exchange listing standards for Board composition, including independence and financial expertise requirements, (v) whether accepting the resignation would trigger a payment under an employment agreement or a "change of control" under a credit or other agreement, and (vi) the best interests of the Company and its stockholders. The committee will make a recommendation to the Board regarding whether the resignation should be accepted and the Board will then act on the committee's recommendation at its first regularly scheduled meeting following certification of the stockholder vote, but in any case no later than 90 days following the certification of the stockholder vote. In considering the committee's recommendation, the Board will review the above-mentioned factors and any additional information the Board deems relevant to its decision to accept or reject the resignation. The Company will publicly disclose its decision with respect to any resignation in a periodic or current report filed with the SEC.

RECOMMENDATION

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL OF THE DIRECTORS NOMINEES NAMED HEREIN.

CORPORATE GOVERNANCE

        Power-One's Board of Directors and its executive officers are committed to operating the Company in accordance with established governance principles and sound business practices. This framework provides the fundamental foundation from which the Company's management team pursues long-term strategic objectives aligned with the interests of the Company's stockholders.

Board Composition and Independence

        In accordance with the governance guidelines established by NASDAQ, a majority of our Board members are independent directors under the NASDAQ Listing Rules. Each year, the Nominating and Corporate Governance Committee reviews the qualifications and independence of each Board member and any proposed nominees for Board membership prior to making recommendations to the Board regarding the slate of proposed director nominees for the following year. In doing so, the Nominating and Corporate Governance Committee takes into account all relevant facts, circumstances and affiliations, direct or indirect, relationships, and related person transactions that might impact a member's independence from the Company and its management. The Nominating and Corporate Governance Committee has determined that the following directors, representing 62.5% of the Board, are independent under the NASDAQ Listing Rules: Jon Gacek, Kambiz Hooshmand, Mark Melliar-Smith, Richard Swanson and Jay Walters. Richard Thompson is not independent due to his current service as an executive of the Company, and Kyle Ryland and Ajay Shah are not independent due to their affiliation with Silver Lake Sumeru which (together with some of its affiliates) beneficially owns 32.4% of our Common Stock.

        The Company believes that the composition of its Board represents a diverse range of industry, financial, operational and professional experience. In addition, in an effort to strengthen the effectiveness of the Board and ensure that its members keep abreast of governance and oversight trends and other issues of interest to directors of publicly traded companies, the Company encourages its directors to participate in continuing education programs. The Company purchases memberships in the National Association of Corporate Directors and encourages the directors to attend continuing education programs. The Company reimburses the reasonable expenses of continuing Board education courses for its Board members.

        The Company's Governance Guidelines state that directors may not stand for re-election at the annual meeting of stockholders that follows (i) the director's 75th birthday or (ii) the director's seventh anniversary of retirement from active full-time employment unless, after consideration of the director's continuing contribution to the Board and other relevant factors, the Nominating and Corporate Governance Committee recommends that the director stand for re-election and at least two-thirds of the Board, with the director at issue abstaining, vote in favor of the director's nomination for re-election. The Company also requires its directors to offer their resignation whenever their principal employment changes. The Nominating and Corporate Governance Committee then evaluates the director's changed circumstance and its potential impact on the Board member's ability to continue to effectively contribute to the Board's performance of its functions. The Nominating and Corporate Governance Committee makes a recommendation to the Board on whether the member should continue to serve, but the final decision is made by the Board after taking into account the committee's recommendation. All of our Board member nominees have submitted letters of resignation conditioned upon their failure to receive a majority vote in favor of their election at the annual meeting.

Board Responsibilities

        Members of the Company's Board are expected to devote sufficient time and attention to their duties and responsibilities and to ensure that their other responsibilities, including service on other boards, do not interfere with their responsibilities to Power-One. Directors are expected to prepare for and attend all Board meetings and meetings of committees to which they are assigned absent extenuating circumstances. Regular Board meetings are scheduled quarterly. Special meetings are called whenever necessary or appropriate. Last year, the Board held four quarterly meetings and one special meeting. Each director attended at least 75% of the Board meetings and meetings of Committees on which he served in fiscal 2011. It is also the Company's policy that Board members attend the annual meeting of stockholders if possible. All of our directors attended the 2011 annual meeting of stockholders in person or participated telephonically.

        Executive sessions with independent directors typically occur during the regular quarterly meetings of the Board and at any other time that the Board, in its discretion, believes necessary or appropriate. Executive sessions are chaired by Jay Walters, the Chairman of the Board or by his designee. Mr. Walters qualifies as an independent director under the NASDAQ Listing Rules and the Sarbanes-Oxley Act of 2002.

        The Board, and each committee, is authorized to engage independent outside financial, legal and other consultants as they deem necessary or appropriate. Directors also have full access to members of the Company's management team.

Board Structure

        Currently the roles of Chief Executive Officer (the "CEO") and Chairman of the Board are separate, with Mr. Thompson serving as the CEO and Mr. Walters serving as Chairman. The Board has determined that having an independent director serve as Chairman is in the best interests of the Company at this time. It allows the CEO to focus on the strategic direction of the Company and managing the Company's day-to-day business while the Chairman focuses on Board matters and provides independent oversight and advice to management. Because our CEO does not also serve as the Chairman of the Board, we do not currently have a separate Lead Director; however, our independent directors regularly meet in executive sessions under the leadership of Mr. Walters.

Evaluation of Nominees

        The Nominating and Corporate Governance Committee identifies potential candidates for Board membership through professional search firms and occasionally through personal referrals. All candidates (including those proposed by our stockholders) are evaluated by the Nominating and Corporate Governance Committee through resumes, personal interviews, reference and background checks, recommendations and other information deemed appropriate by the committee. Candidacy for Board membership requires a determination that the candidate meets the qualifications for Board membership. The full Board's final approval is required for nomination to serve as a director. Each year, the Board proposes a slate of nominees to the stockholders, who elect the directors at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the name and supporting information regarding the proposed candidate to the Corporate Secretary in accordance with the procedure set forth in the Company's Bylaws and in this proxy statement. (See Section 3.13 of the Company's Bylaws, which are posted in the "Investor Relations" link in the "Corporate Governance" section of the Company's website at www.power-one.com, and the section entitled "Information About the Annual Meeting and Voting—Stockholder Nomination of a Director" on page 6 of this proxy statement for a description of the information and timing requirements for submission of a Board nominee to the Company's Corporate Secretary. The information on our website is not incorporated by reference into this proxy statement.

        Candidates selected for nomination to serve as a director are expected to demonstrate the highest standards of personal and professional ethics, integrity and values, as well as a commitment to represent the long-term interests of the Company's stockholders. All director nominees, including those submitted by our stockholders, are required to comply with the Majority Voting Policy adopted by the Board of Directors.

Risk Management and Oversight

        Our full Board of Directors oversees a Company-wide risk management process, carried out by the Company's senior executives. The full Board determines the appropriate level of risk for the Company and assesses specific risks faced by the Company, as identified by the senior executives. The Board also reviews the efforts of management to manage and mitigate identified risks.

        While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risks in specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks related to the Company's executive compensation plans and arrangements and the incentives created by the compensation awards it administers. In 2010 the Compensation Committee analyzed the risk profile of the Company's executive compensation programs. As part of this evaluation, the Compensation Committee reviewed the compensation structure of the Company and noted ways in which risks could be mitigated, including the inclusion of both fixed and variable compensation in the compensation program, the use of multiple performance metrics under the Company's incentive plans and the use of performance metrics associated with profitability (such as revenue and operating income), which encourages plan participants to focus on long-term profitability, as well as the use of stock ownership guidelines for executive officers and directors. Coupled with internal controls that the Compensation Committee views as strict and effective, the committee determined that its compensation policies and practices are not likely to create excessive risks that might adversely affect the Company. In 2011 the compensation programs remained sufficiently unchanged that the Compensation Committee determined that an updated analysis was not necessary. Our Audit Committee oversees management of enterprise risks as well as financial risks and potential conflicts of interests. This is carried out through ongoing internal audit processes and by regular meetings with employees responsible for our internal audit process. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board of Directors and the governance of the Company. Pursuant to the Board's instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review and reports conducted as needed or as requested by the Board and its committees.

Stockholder Communications with the Board of Directors

        Stockholders may communicate directly with the Company's Board of Directors or with individual directors by writing to:

  Board of Directors
  Power-One, Inc.
  740 Calle Plano
  Camarillo, CA 93012

        A record of all stockholder communications is recorded by the Corporate Secretary, who then reviews the communication. Communications appropriate for Board consideration are promptly forwarded to the Chairman of the Board or the appropriate committee or individual director or directors, as applicable. Communications that relate to general surveys, solicitations of business, advertisements, unsolicited resumes, product inquiries or complaints, sales or other communications that are unrelated to the role and responsibilities of the Board are not considered appropriate for action by the Board and are not forwarded. Communications regarding the recommendation of a director nominee are sent to the Chairman of the Nominating and Corporate Governance Committee if the communication complies with our Bylaw requirements for the submission of a candidate for Board membership. Communications regarding accounting or internal controls are sent to the Audit Committee Chairman's attention. The director to whom the communication is forwarded will present the communication to the full Board for discussion at the next regularly scheduled meeting of the Board (or sooner if deemed appropriate by the director) and will make recommendations if appropriate.

STANDING COMMITTEES OF THE BOARD

        The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charters of each committee can be found in the "Corporate Governance" link in the "Investor Relations" section of the Company's website at www.power-one.com and are available to any stockholder that requests a copy of the charter from the Corporate Secretary. The information on our website is not incorporated by reference into this proxy statement.

Audit Committee

        Power-One's management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles ("GAAP"). The Company's independent registered public accounting firm is responsible for auditing the financial statements prepared by management and confirming that they are in compliance with GAAP and with Section 404 of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the Exchange Act. The Audit Committee of the Board of Directors is responsible for monitoring the integrity of these processes and the independence and performance of the independent registered public accounting firm. The Committee also appoints the independent registered public accounting firm.

        None of the Audit Committee members is currently engaged in the practice of public accounting or auditing and each relies upon the information provided to him, and upon the representations made by management and the independent registered public accounting firm, in performing his responsibilities. The Audit Committee is authorized to retain independent experts to advise and consult directly with it if members of the Audit Committee believe an independent opinion or review of any information provided to them or representations made to them by management or the independent registered public accounting firm is necessary or appropriate.

Composition:	The Audit Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.
Charter:	The Audit Committee operates under a written charter adopted by the Audit Committee and approved and ratified by the Board of Directors.
2011 Members:	The Audit Committee consisted of four independent directors during fiscal 2011:
Jon Gacek, Chairman Kendall R. Bishop[2] Mark Melliar-Smith Kambiz Hooshmand

2
Mr. Bishop will retire from the Board on April 30, 2012, at the end of his term.

Independence:	Every member of the Audit Committee qualifies as independent under guidelines established by the NASDAQ Listing Rules for Audit Committee membership, the Exchange Act and the rules and regulations of the SEC.
Financial Expertise:
The Board has determined that all of the Audit Committee members are financially literate under the NASDAQ Listing Rules and that Mr. Gacek qualifies as an Audit Committee financial expert within the meaning of the SEC regulations and that he has accounting or related financial management expertise as required by the NASDAQ Listing Rules under Rule 5605(c)(3). The determination of Mr. Gacek's qualifications is based upon his relevant education, his current and past employment experience in finance and accounting, and his current position as President and Chief Operating Officer of Quantum Corporation.
Meetings:	Four regularly scheduled meetings One telephonic meeting
Primary Responsibilities:	The following are the primary responsibilities of the Audit Committee. A more complete description of the committee's functions is set forth in its charter.
• engagement of the independent registered public accounting firm;
• review and oversight of management's financial reporting process and the services performed by the independent registered public accounting firm;
• review and oversight of the independence of the independent registered public accounting firm;
• review and evaluation of the Company's accounting principles and system of internal accounting controls; and
• review and evaluation of the Company's risk assessment, management and mitigation strategies.

Compensation Committee

Composition:	The Compensation Committee is a separately designated committee of independent directors.
Charter:	The Compensation Committee operates under a written charter adopted by the committee and approved and ratified by the Board of Directors.
2011 Members:	The Compensation Committee consisted of three independent directors during fiscal 2011:
Kambiz Hooshmand, Chairman Kendall R. Bishop Jon Gacek

Independence:	Every member of the Compensation Committee qualifies as independent under guidelines established by the NASDAQ Listing Rules and under the rules and regulations of the SEC. All members of the Compensation Committee are also "non-employee directors" as that term is defined under Rule 16b-3 promulgated by the SEC under the Exchange Act and "outside directors" as that term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
Meetings:	Four regularly scheduled meetings Three telephonic meetings
Primary Responsibilities:	The following are the primary responsibilities of the Compensation Committee. A more complete description of the Committee's functions is set forth in the Committee charter.
• evaluate the performance of the CEO and set the compensation of the CEO based upon such evaluation and the evaluation of the Board;
• approve the compensation of the Company's NEOs based upon the evaluation of their performance by the CEO and upon his recommendations;
• administer the Company's stock incentive plans;
• approve the Company's non-equity incentive plans and establish criteria for bonus awards;
• set the compensation for the members of the Board of Directors, taking into consideration the level of director compensation at comparable companies; and
• make recommendations to the Board of Directors regarding the overall compensation program and adoption of other compensation plans as may from time-to-time be deemed appropriate.
Delegation of Authority:
The Compensation Committee is not authorized to delegate its authority with respect to the compensation of Directors and NEOs. The NEOs do not have any role in formally setting or establishing the form or amount of compensation they are paid, except to the extent that the CEO makes recommendations to and consults with the Compensation Committee regarding the compensation of the NEOs who are his direct reports.

Pursuant to its charter, the Compensation Committee is authorized to retain independent consultants and other outside experts or advisors as necessary or appropriate to carry out its duties. During the fourth quarter of fiscal 2010, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to provide advice to the Committee on various compensation issues throughout 2011, including recommendations with respect to 2011 compensation of the NEOs. Details with respect to Compensia's engagement during 2011 are set forth below in the section entitled "Director Compensation 2011" on page 23 of this proxy statement and in the section entitled "Executive Officers" on page 40 of this proxy statement.

Nominating and Corporate Governance Committee

Structure:	Separately designated committee of independent directors.
Charter:	The Nominating and Corporate Governance Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors, which is reviewed annually.
2011 Members:	The Committee consisted of three independent directors during fiscal 2011:
Mark Melliar-Smith, Chairman Kendall R. Bishop Richard M. Swanson
Independence:	Every member the Nominating and Corporate Governance Committee qualifies as independent under guidelines established by the NASDAQ Listing Rules.
Meetings:	Four regularly scheduled meetings One telephonic meeting
Primary Responsibilities:	The following are the primary responsibilities of the Nominating and Corporate Governance Committee. A more complete description of the Committee's functions is set forth in the charter.
• establish qualifications for Board membership;

•

evaluate stockholder nominees for Board membership who are properly presented to the Company. See above under the section entitled "Stockholder Nomination of a Director" on page 6 of this proxy statement for information on the process for stockholders to present director candidates;

• recommend director nominees to the Board both for the annual meeting of stockholders and to fill vacancies that occur between the annual meetings;

• assist the Board in devising a methodology for annually evaluating the Board's performance and effectiveness and review and report on the annual evaluations;
• evaluate the independence of Board members and nominees, as defined in the NASDAQ Listing Rules and under the rules and regulations of the SEC;
• make recommendations regarding the size of the Board, committee structure and committee assignments and frequency of regular Board meetings; and
• discuss and make recommendations to the full Board regarding the Company's Corporate Governance Guidelines.

Compensation of Directors

        Power-One compensates its independent directors for their service on the Board. The compensation program includes both cash and equity components. In May 2011 the independent director compensation program was adjusted based upon the recommendation of the Compensation Committee following a review of our compensation program by the independent consulting company, Compensia, Inc. In 2011 Compensia provided advice to the Compensation Committee on various executive and director compensation issues and reviewed our independent director compensation in light of market practices and recent trends and developments. Compensia presented a summary of its findings and preliminary observations to the Compensation Committee, along with a detailed analysis of the director compensation programs of our peer group of companies (the "Peer Group")3. Compensia recommended that the Company adopt a retainer-based fee structure competitive with the market median for our peer group and further recommended that individual meeting fees be discontinued, except as needed to compensate for extraordinary meetings requiring unusual time commitments.

        The following table describes the compensation structure adopted by the Board of Directors on May 3, 2011

	Chair Retainer(1)	Member Retainer	Meetings Covered by Retainer(2)	Per Meeting Fee Thereafter (at Chair's Discretion)
Board	$30,000	$50,000	8	$1,500
Audit Committee	$22,500	$10,000	12	$1,000
Compensation Committee	$15,000	$7,500	8	$1,000
Nominating & Corporate Governance Committee	$10,000	$4,500	6	$1,000

(1)
The retainer paid to the Chairman of the Board and to Committee Chairs is in addition to the retainer paid to them as Board or committee members.

(2)
The retainer provides fair compensation for a specified number of meetings, after which a per meeting fee may be paid at the discretion of the committee or Board Chairman. Directors may also receive additional compensation for service on special committees created by the Board from time-to-time. Non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with Board membership. None of the independent directors receive compensation from the Company other than for their service to the Board.

3
The Peer companies included Arris Group, Atmel, Brocade Communications, Cree, Cypress Semiconductor, F5 Networks, First Solar, FLIR Systems, GrafTech, GT Solar, Hexcel, Lam Research, Linear Technology, Maxim Integrated Products, MEMC Electronic Materials, National Semiconductor, Skyworks Solutions, SunPower, Tellabs and Woodward Governor.

        We believe a significant portion of our independent directors' compensation should be in the form of equity to align their interests with those of our stockholders. Following its review of our independent director compensation program, Compensia recommended that the Board shift to the target grant value approach for equity awards that is used by a majority of the Peer Group reviewed by Compensia. Under the target grant value approach, each year the independent directors receive a grant of restricted stock units ("RSUs"). The number of shares they receive is determined by dividing the target grant value by the 10-day average stock price immediately prior to the grant date. In May 2011, the Board approved the following target grant value amounts for the annual equity awards to the independent directors.

Annual Grant for Continuing Directors	$115,000
Initial Grant for New Directors	$175,000
Non-Executive Board
Chairman of the Board	$20,000	[4]

        Grants made to the independent directors upon their initial appointment to the Board vest in equal installments over a period of three years on the first to occur in each year of (i) the anniversary of the grant or (ii) one day before the annual meeting of stockholders. Independent directors are eligible to receive an annual equity award if they served on the Board for at least 180 days prior to the date of the annual meeting of stockholders. Annual grants of equity awards to our continuing directors vest in full on the earlier to occur of (i) the first anniversary of the grant or (ii) one day before the annual meeting of stockholders. Awards available under the target grant value approach are capped at 37,500 shares for annual grants to Board members other than the Chairman of the Board, at 50,000 shares for annual grants to the Chairman of the Board and at 62,500 shares for initial grants to new Board members.

        Upon election to the Board of Directors at the annual meeting of stockholders held on May 3, 2011, each independent director received an annual equity grant valued at $115,000, based upon the 10-day average stock price immediately prior to the grant date. The 10-day average share price was $7.84, which translated into awards of 14,668 shares for the independent directors. The Chairman received an additional equity grant valued at $20,000, which translated into an award of an additional 2,551 shares.

Stock Ownership Guidelines

        In February 2010, the Board of Directors amended the stock ownership guidelines adopted for directors in July 2008 to increase the value of common stock required to be held by the independent directors from $100,000 to three times the value of the stock component of a director's annual compensation. Under the current compensation plan, independent directors are required to own stock valued at $345,000. The Chairman is required to own additional stock valued at $60,000, for a total of $405,000 worth of stock. Directors have five years after the later of (i) February 2010, or (ii) the date upon which a director is appointed to the Board, to satisfy these stock ownership requirements. As of January 2012, each of the independent directors has either satisfied the stock ownership requirement or is on track to meet his stock ownership target within the required timeframe.

Other Compensation, Plans or Benefits

        The Company does not provide the directors with any other compensation, benefits, compensation deferral arrangements, perquisites, severance, or other consideration for service to the Company as a director. Directors are entitled to participate at their own expense in the medical benefit programs

4
The target grant value of equity awards for the Chairman of the Board is in addition to the target grant value of equity awards the Chairman receives as a continuing director.

offered to the Company's employees. The following table presents information regarding the total compensation paid to each independent director in fiscal 2011. Messrs. Thompson, Ryland and Shah are not independent and they did not receive any compensation for their service to the Board in fiscal 2011.

DIRECTOR COMPENSATION 2011

Name(a)	Fees Earned Or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Total ($) (d)
Kendall R. Bishop	$72,000	$118,517	$190,517
Jon Gacek	80,000	118,517	198,517
Kambiz Hooshmand	75,000	118,517	195,517
Mark Melliar-Smith	70,000	118,517	188,517
Richard M. Swanson	54,500	118,517	173,017
Jay Walters	80,000	139,130	219,130

(1)
At the time of the awards, the directors received stock valued at the annual grant amount based on the average stock price for the 10 days preceding the award ($115,000 for all independent directors and an additional $20,000 for the Chairman). The amounts reported in the stock awards column of the above table reflect the aggregate grant date fair value of the stock awards granted during fiscal 2011 computed, in accordance with FASB ASC Topic 718 for financial statement reporting purposes (disregarding any estimate of forfeitures related to service-based vesting conditions), rather than the 10-day average, and are therefore slightly higher. Mr. Walters received 17,219 RSUs, Messrs. Bishop, Gacek, Hooshmand and Drs. Melliar-Smith and Swanson each received 14,668 RSUs. For a discussion of the assumptions and methodologies used to calculate the amounts reported in the table above, please see the discussion of stock awards and option awards contained in Note 14 to the Company's Consolidated Financial Statements, included as part of the Company's 2012 Annual Report on Form 10-K and incorporated herein by reference.

The following table presents the number of outstanding and unexercised option awards (both vested and unvested) and the number of unvested stock awards held by each of our independent directors as of January 1, 2012. Mr. Thompson's equity is reported in the Grants of Plan Based Awards Fiscal 2011 table on page 42 of this proxy statement, and in the Outstanding Equity Awards table on page 44 of this proxy statement. Messrs. Ryland and Shah are Managing Directors of the General Partners of Silver Lake Sumeru Fund, L.P. and Silver Lake Technology Investors Sumeru, L.P., whose holdings are reflected in the beneficial ownership table on page 55 of this proxy statement.

Director	(1996 Stock Incentive Plan) Number of Shares Subject to Outstanding Options as of 01/02/12	(2004 Stock Incentive Plan) Number of Shares Subject to Outstanding Options as of 01/02/12	(2004 Stock Incentive Plan) Number of Unvested Shares of Restricted Stock as of 01/02/12
Kendall R. Bishop	10,000	30,000	14,668
Jon Gacek	—	10,000	14,668
Kambiz Hooshmand	—	30,000	14,668
Mark Melliar-Smith	12,500	20,000	14,668
Richard M. Swanson	—	—	22,533
Jay Walters	22,500	35,000	17,219

 PROPOSAL TWO
ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") entitles the Company's stockholders to an advisory (non-binding) vote regarding the compensation of the Company's NEOs (commonly referred to as a "say on pay" vote). As discussed in the "Compensation Discussion and Analysis" beginning on page 25 of this proxy statement, the Compensation Committee of the Board of Directors believes that our current compensation program for our NEOs directly links executive compensation to the Company's performance and aligns the interests of our executives with those of our stockholders. We urge our stockholders to read the "Compensation Discussion and Analysis" which describes in more detail how our executive compensation program is designed to achieve the key objectives outlined below, and the Summary Compensation Table and other related compensation tables and narratives, appearing on pages 41 through      of this proxy statement, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believes that the policies and practices discussed in the "Compensation Discussion and Analysis" are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement is commensurate with each of their contribution to the Company's recent and long-term success.

        The Company's executive compensation program is structured to achieve the following key objectives, which we believe serve the best long-term interests of the Company and its stockholders:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay For Performance	• Aligns executive compensation with short-term and long-term Company, business unit and individual performance
• Sets a significant portion of each NEOs target total direct compensation in the form of variable compensation
Stay True to Our Values	• Provides limited executive perquisites
• Requires our executives to own a specified amount of Company stock
Attract and Retain Top Talent

•

Targets base compensation competitive with the market median based on our Peer Companies. The Committee reserves discretion to set base salaries above median to reward extraordinary leadership and Company performance that exceeds market and that of our peer companies. Total compensation is structured to allow the executives to be in the top quartile compared to our peer companies based upon the performance of the Company and the individual

• Competes effectively for the highest quality people who will determine our long-term success

        A majority of the voting power of the shares of Common Stock represented at the annual meeting and eligible to vote is required to approve the advisory resolution regarding the compensation of the NEOs. For purposes of this proposal, abstentions will have the same effect as a negative vote, while broker non-votes will not be counted as a vote cast and, therefore, will have no effect on the vote. Although the vote is non-binding, the Compensation Committee values the opinion of the Company's stockholders and to the extent there is any significant vote against the compensation of the NEOs as disclosed in this proxy statement, the Compensation Committee will take that into account in evaluating whether any actions are necessary or appropriate.

RECOMMENDATION

        IN ACCORDANCE WITH SECTION 14A OF THE EXCHANGE ACT THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE FOLLOWING ADVISORY RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AT THE 2012 ANNUAL MEETING:

  "RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative in the proxy statement for the Company's 2012 annual meeting of stockholders."

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The Compensation Committee of the Board of Directors (the "Committee") is responsible for overseeing the compensation of our CEO and the executives who directly report to our CEO, including all of the executives identified below (the "NEOs"). The Committee ensures that our executive compensation program meets the objectives of attracting and retaining strong and talented leaders, motivating and fairly compensating them for their own and the Company's performance and closely aligning the interests of our executives with those of our stockholders.

        This Compensation Discussion and Analysis is intended to assist our stockholders in fully understanding the objectives of our executive compensation strategy. It details the various components of the compensation paid to or earned by our NEOs in fiscal 2011, explains how the various components make up the executive's overall compensation package, and discusses the Committee's decisions regarding such compensation. The 2011 compensation of the following executives is reported in this proxy statement:

  •
  Richard Thompson, President and CEO;

  •
  Gary Larsen, Senior Vice President, Finance, and Chief Financial Officer (the "CFO");

  •
  Alex Levran, President, Renewable Energy Solutions (the "President RES");

  •
  Steven Hogge, President, Power Solutions (the "President Power"); and

  •
  Neil Dial, Senior Vice President, Operations (the "SVP Operations").

        Our executive compensation program is based on an overarching pay-for-performance philosophy. We focus on providing a competitive total compensation package that is aligned with our stockholders' interests and includes sound compensation and governance practices, as demonstrated by the following:

  •
  Our core program consists of three elements: base salary, annual incentives and long-term incentives. For each element we pay our executives at the 50th percentile of a peer group of companies, with an opportunity for our executives to earn compensation in the 75th percentile based on achievement of performance metrics aligned with stockholder returns.

  •
  We do not provide any significant perquisites, fringe benefits or supplemental retirement benefits to our executives;

  •
  A significant portion of the core program is delivered through variable compensation elements that are tied to the Company's key performance objectives and stock price performance over the long term. In 2011:

  •
  We continued to emphasize the long-term incentive awards, so that the interests of our NEOs and our stockholders are fully aligned. As a result, in fiscal 2011, 86% of our CEOs actual compensation was provided in long-term incentives;

  •
  We introduced performance stock units ("PSUs") that measure our total shareholder return ("TSR") against that of a representative market index over a three year period. With respect to PSUs awarded in 2011, we selected the MAC Global Solar Energy Index ("SUNIDX") as the representative index for comparison. For our executives to vest in any of the PSUs, our TSR must exceed that of the SUNIDX during the measurement period;

  •
  We delivered 72% of our CEO's actual compensation either in PSUs or stock options in order to closely align his rewards with the interests of our stockholders;

  •
  Despite recording the second best revenue and operating income in the Company's history, we fell short of our internal targets and, as a result, four of our five NEOs did not receive cash bonuses;

  •
  We continue to monitor best practices and the feedback of our investors and shareholder advisory groups and made the following adjustments to our program during 2011:

  •
  We no longer provide excise tax gross-up provisions as part of any future change-in-control agreement entered into with any of our executive officers;

  •
  We discontinued the housing allowance that had been provided to our CEO and SVP of Operations;

  •
  We continue to maintain and monitor compliance with our stock ownership guidelines that require our executives to achieve significant ownership requirements.

Executive Compensation Program Objectives and Philosophy

        The Committee's compensation objectives include:

  •
  providing a competitive total compensation package that enables the Company to attract and retain key executives with the requisite skills, experience and vision to manage our business;

  •
  motivating achievement of annual target performance goals by providing short-term compensation opportunities linked to performance;

  •
  providing long-term compensation incentives, primarily through equity awards, that align executive compensation with the interests of our stockholders; and

  •
  promoting ownership of our Common Stock by our executives to align their interests with those of our stockholders.

        The Committee believes that bonuses, incentive payments and other performance based awards must be linked to measurable performance goals associated with key financial and operational objectives and that incentive compensation should reflect the scope of an individual's responsibilities, their ability to impact the Company's performance and their actual contribution to the Company's success. The Committee also believes that equity awards should represent a meaningful portion of an executive's total compensation in order to closely align their interests with those of our stockholders and to ensure that stockholder value remains a primary objective for our executives. The Committee also strives to maintain a level of flexibility in the program and seeks to balance current results with future expectations. In doing so, the Committee believes that in certain circumstances, it may be appropriate to award a base salary increase, discretionary bonus or other form of compensation as a reward for outstanding performance or as a tool for retaining key executives responsible for the performance of mission critical tasks that may not necessarily result in immediate financial performance improvement for the Company.

        Market competitiveness and equitable principles are central elements of the Committee's compensation policies. The aggregate compensation of each NEO is evaluated by comparison to that of executives at similar companies in related industries who hold the same positions or have substantially similar levels of responsibility, as well as by comparison to other executives within the Company who have comparable levels of responsibility. The Committee conducted such an analysis in the fourth quarter of 2010 with the assistance of Compensia, Inc., a national executive compensation consulting firm. The Committee asked Compensia to review the Company's total target cash compensation, including non-equity incentives, and its long-term incentives to determine whether target total direct compensation was competitive in light of the Company's 2010 performance against its peers. A peer group was developed for purposes of understanding market competitive pay levels and practices. In selecting peer companies, the Company, assisted by Compensia, used the following targeted selection criteria:

  •
  Ownership and Location:  U.S.-based publicly-traded companies;

  •
  Industry Focus:  Companies in the renewable energy and power conversion industries and other high-technology companies focusing on enabling technologies; and

  •
  Size characteristics:  0.5x to 2.0x of the Company's projected revenues and number of employees and within 0.33x to 3.0x of the Company's projected market capitalization.

        In light of the limited number of direct competitors of similar size to the Company, the targeted ranges above were expanded in some cases to capture companies that more closely fit with our business focus. Consequently not all of the companies selected met all of the targeted selection criteria. At the time the peer group was developed, the Company's projected revenues and fiscal year end number of employees, as well as its projected market capitalization, were at approximately the median of the peer group. The Peer Group consisted of the following 20 companies:

Arris Group	FLIR Systems	MEMC Electronic Materials
Atmel	GrafTech	National Semiconductor
Brocade Communications	GT Solar	Skyworks Solutions
Cree	Hexcel	SunPower
Cypress Semiconductor	Lam Research	Tellabs
F5 Networks	Linear Technology	Woodward Governor
First Solar	Maxim Integrated Products

        Following its analysis, Compensia provided a report and recommendations to the Committee for consideration with respect to the fiscal 2011 compensation of our NEOs. In addition to retaining the services of a compensation consultant, from time-to-time the Committee may review publicly disclosed compensation information of the named executive officers of other companies in related industries within comparative geographical regions and of companies with whom we compete for executives.

        In making its compensation decisions, the Committee places significant weight upon an individual executive's role within the Company, his leadership responsibilities, performance during the last year, ability to impact the overall performance of the Company and contribution to the Company's recent performance.

Executive Compensation Decisions

        The Board of Directors makes all compensation decisions for our NEOs, including the CEO, based upon the recommendations of the Compensation Committee. The CEO makes recommendations to the Compensation Committee regarding the compensation of his direct reports (including the NEOs) based upon market data from the Peer Group and a review of each executive's performance. The CEO does not make recommendations to the Committee regarding his own compensation. The Committee determines for the CEO and the other NEOs, after consideration of the CEO's recommendations, the aggregate compensation opportunities available to each NEO for that fiscal year based upon a number of factors, including the executive's position, experience and performance over the past year, as well as competitive market data, if available, and retention concerns.

Elements of Executive Compensation

        The Committee's compensation objectives are implemented through our executive compensation program, which is comprised of three primary elements: base salary, annual incentive compensation and long-term incentive compensation. The table below lists each material element of executive compensation, the objective(s) that it is designed to achieve, and the characteristics of each compensation element.

Key Elements of Compensation

Element	Objective(s)	Characteristics
Base Salary	• Attract and retain qualified executives • Set compensation at a competitive median level compared to the Peer Companies and based upon an individual executive's skills, experience and performance

•

Not at risk

•

Commensurate with position, level of responsibility and leadership role

•

Intended to be within range of the median of the Peer Group executives with similar roles and responsibilities

•

In addition to market data, the Committee places significant weight upon an executive's role within the Company, leadership responsibilities, performance during the last year, ability to impact the overall performance of the Company and contribution to the Company's recent performance

Annual Incentives	• Attract and retain qualified executives • Motivate and reward achievement of Company-wide and individual annual goals and objectives

•

At risk

•

This element includes performance-based cash awards.

•

The amount an executive is eligible to receive is based upon job function, level of responsibility and ability to impact the Company's performance

•

The amount paid is determined by the achievement of the pre-determined financial and personal objectives established at the beginning of the fiscal year.

Element	Objective(s)	Characteristics
Long-Term Incentives	• Attract and retain qualified executives • Align the interests of executives with those of our stockholders • Provide long-term rewards for executives based upon stock price appreciation

•

At risk

•

The level of reward realized depends upon the Company's stock price performance and/or attainment of additional performance metrics

•

Awards typically vest over three to four years, encouraging continued employment and supporting our retention objectives

        Secondary elements of executive compensation include the health and welfare benefits and perquisites described below; however, the Committee's philosophy is that executive benefits and perquisites should represent an insignificant portion of the executive's overall compensation. To the extent that benefits and perquisites are provided, such elements are typically not at risk and involve costs that are generally fixed.

        The Committee believes that both annual and long-term incentive compensation should reflect the performance of the Company as well as the individual contribution of each executive and further believes that a significant portion of executive compensation should be linked to stockholder value. Accordingly, the aggregate compensation paid to each NEO is significantly weighted toward annual and long-term incentive compensation, both of which are "at risk" if the Company does not achieve its operating goals and strategic objectives and/or are tied directly to the Company's stock price performance. The emphasis placed on "at risk" compensation reflects the Committee's belief that our executives and key employees should be paid for performance.

        The actual pay mix for our CEO and the other NEOs is shown below:

Base Salary

        Although we view base salary as an important component of each NEO's overall compensation package, it represents only 13% of our CEO's total compensation and 25%, on average, of the total compensation for our other NEOs. Base salaries are reviewed annually and at the time of promotion or other significant changes in responsibilities. The Committee sets the base salary of our CEO and considers the recommendations of our CEO for the base salaries of the NEOs, with a goal toward setting base salary to be generally competitive with the market median of the Peer Group but also taking into account the level of responsibility, experience and tenure of the individual, and the amount of performance-based incentive compensation received or granted each year. The Committee uses the market median of the Peer Group as a general reference point for its deliberations and may set the base salaries of our NEOs above the market median due to individual recruitment situations, to recognize sustained exemplary performance and contribution and for certain key executives who are critical to our business.

        In recognition of the Company's 143% growth and record profitability in fiscal 2010, effective February 1, 2011, each of our NEOs received annual base salary increases as follows: Mr. Thompson received an increase of 27.27%, raising his base salary to $700,000 in order to reward him for his strong performance in 2010 and to position his salary at approximately the market median; Gary Larsen received an increase of 15.38%, raising his base salary to $375,000 and bringing his salary slightly below the 50th percentile for his position as CFO; Dr. Levran received an increase of 6.25%, raising his base salary to $425,000 and bringing his salary slightly below the 75th percentile for his position as President, Renewable Energy Solutions, in recognition of his strong leadership of the Renewable Energy Solutions business in 2010 when we became the second largest inverter company worldwide and which accounted for approximately 70% of the Company's revenue; Mr. Hogge received an increase of 2.99%, raising his base salary to $345,000 and bringing his salary slightly above the 60th percentile for his position as President, Power Solutions; and Mr. Dial received an increase of 2.74%, raising his base salary to $375,000 and bringing his salary slightly above the 75th percentile for the top operations executive of the Peer Companies.

5
The total of all percentages equals 101% due to rounding.

Annual Incentive Compensation—Cash Bonus Plans

        The Committee uses the Management Incentive Plan (the "MIP") as the key means for implementing our "pay for performance" philosophy. The MIP is an annual bonus plan that rewards eligible participants for achievement of pre-established corporate and individual performance objectives. In fiscal 2011 there were approximately 80 plan participants in the MIP, including each of our NEOs.

  Target Bonus Opportunities

        For purposes of the fiscal 2011 MIP, the Committee determined that the target bonus opportunities for each participant should be determined as a percentage of such participant's base salary. The target bonus opportunities for our NEOs in fiscal 2011 were as follows:

Named Executive Officers	Target Annual Incentive Award Opportunity (as a percentage of base salary)
Mr. Thompson	100%
Dr. Levran	80%
Mr. Dial	60%
Mr. Larsen	60%
Mr. Hogge	60%

        Under the fiscal 2011 MIP, participants could earn up to 200% of their target bonus opportunity based on the achievement of pre-established corporate and individual performance objectives. The dollar range of the potential payouts for our NEOs, including threshold, target, and maximum award levels, is presented in the "Grants of Plan-Based Awards Table" below on page 42 of this proxy statement.

  Target Bonus Weighting

        In view of the impact that each NEO has on the Company's overall performance, the Committee determined that it was appropriate that a significant portion of each NEO's target bonus opportunity be contingent upon financial performance and that a measurable, but smaller, portion be contingent on his individual performance. Consequently, each NEO's target bonus opportunity was weighted 80% on the Company's fiscal 2011 financial performance and 20% on both the level of overall bonus pool funding (based on the Company's financial performance) and his individual performance as measured by one or more pre-established quantitative or qualitative objectives ("MBOs").

        In addition, under the fiscal 2011 MIP, no bonus payments would be made for the achievement of the MBOs if the Company's threshold financial performance objectives required for funding the plan were not met.

  Corporate-Level Executives

        Under the fiscal 2011 MIP, the bonus opportunities for our corporate-level NEOs, Messrs. Thompson, Larsen, and Dial, were determined as follows:

  Corporate Performance Measures

        For purposes of the fiscal 2011 MIP, the Committee selected revenue and operating income as the two corporate performance measures that best supported the Company's annual operating plan and enhanced long-term value creation for our stockholders. For purposes of funding the bonus pool for the corporate-level executives, these measures were equally weighted.

        For each measure, the Committee established a threshold, target, and maximum performance level. If our fiscal 2011 performance for a measure was below the threshold performance level, there would be no bonus pool funding with respect to that corporate performance measure. Similarly, the potential funding for each measure was capped at the maximum performance level. For performance achievement between the specified threshold, target, and maximum performance levels, funding would be interpolated on a straight-line basis.

        For fiscal 2011, the threshold, target, and maximum performance levels for these two measures were as follows:

Performance Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Revenue	$1.135 billion	$1.335 billion	$1.600 billion
Operating Income	$300 million	$372 million	$450 million

        The Committee believed that the target levels for these two performance measures for fiscal 2011 would require a focused effort by our NEOs to generate the target funding for the bonus pool, as they represented unprecedented performance results for the Company.

        The fiscal 2011 MIP provided that the Company's actual performance against these financial measures could result in bonus pool funding of up to 175% of the target level. Specifically, the bonus pool would receive minimum funding at 50% of the target level if the Company achieved the threshold performance level for the two financial performance measures, funding at 100% if the Company achieved the target performance level for the two financial performance levels, and funding at 175% of the target level if the Company achieved the maximum performance level for the two financial performance measures.

  Potential Market Share Adjustment

        The fiscal 2011 MIP also provided that, if either the Company's revenue or operating income for fiscal 2011 exceeded the threshold level set forth above, bonus pool funding was subject to an adjustment of up to plus or minus 25% (which could result in a total maximum bonus payment of 200% of the target level) based on the Company's growth rate in fiscal 2011 as measured by gigawatts shipped, as compared to the industry growth rate in gigawatts shipped for the same period as shown below. An illustration of this potential adjustment is set forth below:

        Since the fiscal 2011 MIP specified that this adjustment would be made only if the Company exceeded the threshold performance level for at least one of the two financial performance measures, as described below, no market share adjustment was made for purposes of fiscal 2011.

  Individual Performance Measures

        Once bonus pool funding had been determined based on the Company's financial performance, 80% of the bonus payments for the corporate-level NEOs was to be determined directly based on the overall level of funding. The remaining 20% of each corporate-level NEO's bonus payment was subject to an assessment of his performance against his fiscal 2011 MBOs. The specific MBOs, and the relative weighting of each, for each NEO was recommended by our CEO (except with respect to his own MBOs) and approved by the Committee. In the case of Mr. Thompson, his MBOs were determined by the Committee.

        For purposes of the fiscal 2011 MIP, the MBOs for the corporate-level NEOs for fiscal 2011 were as follows:

  •
  Mr. Thompson's goals focused on (i) succession planning; and (ii) driving the growth of the strategic business units to achieve targeted revenue;

  •
  Mr. Larsen's goals focused on (i) reducing the Company's 2011 effective tax rate; (ii) development, implementation and integration of a cohesive financial process automation program; and (iii) improvement of working capital; and

  •
  Mr. Dial's goals focused on operational measures that included customer lead time reduction and reduction of defective parts per million.

  President—Renewable Energy Solutions Business

        Under the fiscal 2011 MIP, the bonus opportunity for Dr. Levran, the President of our Renewable Energy Solutions business, was determined as follows:

  Business Unit Performance Measures

        For purposes of the fiscal 2011 MIP, the Committee selected revenue and operating income for the Renewable Energy Solutions business as the two performance measures that best supported the Company's annual operating plan. For purposes of funding the bonus pool for Dr. Levran, these measures were equally weighted.

        Other than focusing solely on revenue and operating income for the Renewable Energy Solutions business, the design and operation of these performance measures was similar to that of the corporate performance measures described above, including the potential for a market share adjustment. The Committee believed that the target levels for these two performance measures for fiscal 2011 would be challenging and aggressive. It also believed that the achievement of the target levels for these measures would require strong leadership, effective leveraging of our competencies and a clear focus on driving and achieving results throughout the year. The Committee further noted that these target levels represented an increase over fiscal 2010 performance, when the Renewable Energy Solutions business enjoyed its most successful year ever and grew by 143%.

  Potential Market Share Adjustment

        As stated above, the target bonus opportunity for Dr. Levran was subject to a potential market share adjustment as described above if either the Renewable Energy Solutions business revenue or operating income results for fiscal 2011 exceeded the threshold level set for those financial measures. However, since the fiscal 2011 MIP specified that this adjustment would be made only if the Renewable Energy Solutions business exceeded the threshold performance level for at least one of the two financial performance measures, as described below, no market share adjustment was made for purposes of fiscal 2011.

  Individual Performance Measures

        Once bonus pool funding had been determined based on the Renewable Energy Solutions business financial performance, 80% of the bonus payment for Dr. Levran was to be determined directly based on the overall level of funding. The remaining 20% of his bonus payment was subject to an assessment of his performance against his fiscal 2011 MBOs. Dr. Levran's specific MBOs, and the relative weighting of each, were recommended by our CEO and approved by the Committee.

        For purposes of the fiscal 2011 MIP, the MBOs for Dr. Levran's goals focused on achievement of geographic revenue targets.

  President—Power Solutions Business

        Under the fiscal 2011 MIP, the bonus opportunity for Mr. Hogge, the President of our Power Solutions business, was determined as follows:

  Business Unit Performance Measures

        For purposes of the fiscal 2011 MIP, the Committee selected revenue and operating income for the Power Solutions business as the two performance measures that best supported the Company's annual operating plan. For purposes of funding the bonus pool for Mr. Hogge, these measures were equally weighted.

        Other than focusing solely on revenue and operating income for the Power Solutions business, the design and operation of these performance measures was similar to that of the corporate performance measures described above, except that Mr. Hogge's target maximum bonus opportunity would be funded at 200% of the target level if the Power Solutions business achieved the maximum performance level for the two financial performance measures. Given the nature of the Power Solutions business, the 200% maximum payment level was intended to account for the fact that Mr. Hogge was not eligible to receive a market share adjustment.

        The Committee believed that the target levels for these two performance measures for fiscal 2011 would be challenging and aggressive. It also believed that the achievement of the target levels for these measures would require strong leadership, effective leveraging of our competencies and a clear focus on driving and achieving results throughout the year. The Committee further noted that these target levels represented an increase over fiscal 2010 performance, when the Power Solutions business returned to profitability.

  Individual Performance Measures

        Once bonus pool funding had been determined based on the Power Solutions business financial performance, 80% of the bonus payments for Mr. Hogge was to be determined directly based on the overall level of funding. The remaining 20% of his bonus payment was subject to an assessment of his performance against his fiscal 2011 MBOs. Mr. Hogge's specific MBOs, and the relative weighting of each, were recommended by our CEO and approved by the Committee.

        For purposes of the fiscal 2011 MIP, the MBOs for Mr. Hogge focused on achievement of revenue targets in identified market segments.

  Fiscal 2011 Bonus Decisions

        In January 2012, the Committee reviewed the Company's financial performance against the corporate performance measures and determined that we had not achieved the threshold performance levels for funding of the bonus pool. Thus, although the Company outperformed its solar index (the index used to evaluate the Company's performance for purposes of its market stock units) in fiscal 2011 and significantly outperformed its solar and inverter peers for each of the last two fiscal years, the Renewal Energy Solutions business, and the Company as a whole, failed to meet the funding requirements of the fiscal 2011 MIP. Consequently, Messrs. Thompson, Larsen, and Dial and Dr. Levran did not receive a bonus for fiscal 2011.

        In the case of Mr. Hogge, because the Power Solutions business achieved 139% of the target levels of performance for revenue and operating income, he was eligible to receive a bonus payment based on this financial performance and his individual performance as measured against his MBOs.

        In the case of the revenue measure, the Power Solutions business achieved 77.7% of the target level of performance and, in the case of the operating income measure, the Power Solutions business achieved 200% of the target level of performance. These performance levels resulted in a bonus payment of $230,019 for this portion of Mr. Hogge's target bonus opportunity.

        In addition, because the Power Solutions business had exceeded the target performance level for purposes of funding his bonus pool, Mr. Hogge was eligible for an additional bonus payment based on an assessment of his individual performance against his fiscal 2011 MBOs. Our CEO evaluated the achievement of Mr. Hogge against his MBOs and formulated a recommendation that he had achieved 75% of his MBOs for consideration by the Committee. The Committee approved this recommendation, resulting in an additional bonus payment of $43,128.

        Overall, Mr. Hogge received a bonus payment of $273,147, which represented 132% of his target bonus opportunity.

Item	Financial Performance (80%)	MBO's (20%)	Total
Target Incentive $	$165,600	$41,400	$207,000
MBO Attainment	n/a	75%	n/a
Funding %	139%	139%	n/a
Financial Performance	$230,019	$43,128	$273,147

Long-Term Incentives—Equity Compensation

        Historically, the cash compensation opportunities of our NEOs have been supplemented with equity awards that tie overall compensation to the performance of the Common Stock. In fiscal 2010, the Committee adopted a practice of granting equity awards to new employees using a ratio of 25% RSUs and 75% stock options for each award, while reserving discretion to grant awards consisting of a different mix of stock options and RSU's to existing employees or awards of 100% RSUs for purposes of awarding exemplary performance and minimizing the use of the shares of our Common Stock available for grant under the 2004 Plan. Stock awards granted to the NEOs in 2011 are summarized in the Grants of Plan Based Awards—Fiscal 2011 table on page 42 of this proxy statement.

        Unlike stock options, RSUs have some financial value regardless of stock price volatility and therefore fewer are typically needed (when compared to a stock option) to deliver the same incentive value to the recipient. The ultimate value of both types of awards is directly related to the value of the Common Stock and both types of awards incent the recipients to achieve the Company's goals and objectives. The Committee believes this strategy serves the dual function of satisfying our executive retention objectives and rewarding our executives for their performance, and that it also aligns the interests of our executives with those of our stockholders. The Committee determines, on a discretionary basis, whether an equity award should be granted and the number of shares of Common Stock subject to the award.

        In fiscal 2010, the Committee adopted a policy of granting equity awards to the Company's employees once each year at the Board meeting immediately following the annual meeting of stockholders, but it reserved discretion to grant equity awards at other times if appropriate and as an employment incentive for certain new hires. Each of the stock options granted to our employees are granted with an exercise price that is equal to the fair market value of our Common Stock on the date of grant. Except as otherwise described in this paragraph, we do not have any program, plan, or obligation that requires us to grant equity compensation on specified dates and we have not made equity awards in connection with the release or withholding of material non-public information.

Fiscal 2011 Equity Awards

        In early 2011, the Committee began initial discussions around our equity strategy for the year. Based on a review of the equity practices of our Peer Group and the results of the executive compensation study performed by Compensia, the Committee provided our CEO with an initial framework within which to make recommendations for his direct reports. The Committee instructed our CEO to develop a recommended allocation that reflected the following principles:

  •
  equity awards with a value equal to approximately the market median would be granted to each executive with roughly 75% of the target value in stock options and 25% of the target value in the form of RSUs; and

  •
  an additional pool of shares with a value estimated to be the difference from the Peer Group median to the 75th percentile would be allocated to the CEO's direct reports (including our other NEOs) based on a combination of market considerations and the CEO's assessment of each executive's criticality to the future of our business. As described below, these awards were designed to be 100% performance-based and all of the shares are forfeited if we do not outperform the "MAC Global Solar Energy Index" (ticker: SUNIDX) over a three year period as described below.

        In May 2011, immediately following the annual meeting of stockholders, the Committee considered our CEO's recommendations for equity awards to our NEOs, except with respect to his own award. The Committee determined that our CEO's recommended equity awards were within the guidelines it had established and met the compensation objectives and strategy described under "Elements of Compensation" above and would support the long-term retention of the executives considered critical to our business. In reaching its decisions, the Committee took into consideration the fact that fiscal 2011 would present unique challenges to the Company as it expanded its operations into North America to accommodate our 143% growth in 2010 and as the Company continued its global growth, with plans to expand into India, Spain, Greece and Israel during the second half of 2011. The Committee also considered the role that each of our NEOs played in the successful transformation of the Company and each of their mission critical roles going forward. In determining our CEO's award, the Committee utilized a similar framework and, in addition to the factors described above, also generally referenced the 50th percentile of the Peer Group practices for CEOs when determining the number of options and RSUs to award the CEO and the difference in value from the median to the 75th percentile when determining the number of PSUs to award. The equity awards for the NEOs are reported in the "Summary Compensation Table" and the "Grants of Plan-Based Awards Fiscal 2011" table on pages 41 and 42 of this proxy statement.

        In 2011 the Committee decided to introduce PSUs in order to further link the compensation of our NEOs with their ability to deliver above market returns to our stockholders. In addition, the design of the PSU program allows us to measure our long-term performance against a group of companies facing similar opportunities and challenges from an industry perspective, which the Committee believes to be useful in accurately rewarding our NEOs for performance that is under their control. The key features of the 2011 PSU program are outlined below:

  •
  Performance is measured based on our TSR during fiscal years 2011, 2012 and 2013 relative to the SUNIDX which represents an independently selected group of companies involved in the solar industry;

  •
  For the calculation of TSR, the beginning and ending share prices are measured using an average closing stock price during a 60 day trading period for both Power-One and the SUNIDX;

  •
  If our TSR is equal to, or below, that of the SUNIDX, the entire award will be forfeited;

  •
  For each percentage point that our TSR exceeds that of the index, our NEOs earn 5% of their target PSUs, up to a maximum of 150% of the PSU award, as shown in the chart below:

TSR Outperformance vs. SUNIDX	<0%	0%	5%	10%	15%	20%	25%	30%	30	%+
% of Target PSUs Earned	0%	0%	25%	50%	75%	100%	125%	150%	150%
  •
  For our NEOs to earn the target number of PSUs, we must outperform the SUNIDX by 20 points of TSR (i.e., if SUNIDX TSR is 40%, the plan requires the Company's TSR to be 60% to earn target).

        For more information on the PSUs, see the Grants of Plan-Based Awards in Fiscal 2011 Table in "Executive Compensation" below. The equity awards for the NEOs are reported in the "Summary Compensation Table" and the "Grants of Plan-Based Awards" table below on pages 41 and 42, respectively, of this proxy statement.

Stock Ownership Policy

        In February 2010, we adopted the following stock ownership guidelines for our CEO and all of his direct reports, including our NEOs.

CEO	5 × salary
Direct Reports	3 × salary

        Our executives have a period of five years from either February 2010 or their date of hire, whichever is later, to comply with the stock ownership guidelines. For purposes of monitoring compliance, the Committee uses the higher of (i) the market price of our common stock at the close of trading on the date of acquisition or vesting or (ii) the market price of our common stock at the close of trading on the first trading day of the Company's fiscal year (the "Valuation Date"). Vested stock options owned by our executives are counted toward their stock ownership requirement and are valued at the "in-the-money" value of the option on the Valuation Date.

        Once an executive achieves the applicable target level of stock ownership, he or she will remain in compliance with the stock ownership guidelines, regardless of fluctuations in stock price, if the executive does not sell stock or initiate a cashless exercise of a stock option. Sales of stock and cashless exercises of options are deducted from the stock ownership valuation. As of January 2012, each of our NEOs had either met his or her stock ownership target or was on track to meet his or her stock ownership target within the required time frame.

Health and Welfare Benefits and Perquisites

        Our NEOs either participate in or are eligible to participate in our employee benefit plans and programs on the same terms as our other employees, including our medical and dental insurance, term life insurance, short-term disability insurance, long-term disability insurance and paid time-off plans.

        While we do not view perquisites or other personal benefits as a significant component of our executive compensation program, from time to time, the Committee has provided certain of our NEOs with perquisites in amounts that it believes to be reasonable. We believe that these benefits have been useful in attracting, motivating, and retaining the executive talent for which we compete. We also believe that these benefits assist our executives in performing their duties and provide certain time efficiencies for our executives in appropriate circumstances.

        Until February 2011, the Company paid the temporary living expenses of our CFO associated with his relocation package. Automobile allowances are paid to each NEO. The value of perquisites and other benefits provided to our NEOs is reported in the Summary Compensation Table below on page 41 of this proxy statement and, consistent with the Committee's objectives, does not represent a significant portion of their compensation.

Employment, Change in Control and Other Agreements

        The Company provides each of our NEOs with opportunity to receive payments and benefits under individual change in control agreements (the "CIC Agreements"), which are triggered if his employment is terminated by the Company without "cause" or by him for "good reason" within a certain period of time following a change in control of the Company. Eligibility to receive payments and benefits under the CIC Agreements is contingent upon their execution of a release of claims against the Company.

        These arrangements are intended to ensure that in the event of a proposed change in control of the Company, our executives remain focused upon the pending transaction. The Board believes that providing our executives with transitional compensation protection if their employment ends as a result of a change in control encourages them to act in the best interests of the Company and its stockholders by eliminating personal concerns and uncertainties the executive might otherwise have concerning his future employment. The Board further believes these agreements offer a fair reward for hard work and value creation, assist in retaining our executives during a time of transition and provide incentives for them to remain with the Company during periods of uncertainty.

        In addition, upon a change in control of the Company, the vesting of all outstanding and unvested equity-based awards held by our NEOs, except for their PSU awards, accelerate whether or not employment terminates. The Board believes it is appropriate to fully vest most equity awards in the event of a change in control transaction to allow our executives to benefit from any gain in the stock price resulting from the transaction.

        The estimated payments and benefits that would be received by our NEOs under the CIC agreements are presented in the Change in Control table below on page 48 of this proxy statement.

        The CIC Agreements provide that if the payments and benefits exceed a specified amount, our NEOs will be reimbursed for the full amount of any excise taxes imposed on these payments and benefits and any other payments under Section 4999 of the Code. This excise tax reimbursement is intended to make the NEO whole for any adverse tax consequences that may result under Section 4999 of the Code with respect to the CIC payments and benefits and to preserve the level of post-employment compensation protection that the Board has determined to be appropriate for our executives. Although the Board believes it is fair to provide the excise tax reimbursement to the current NEOs, it has adopted a policy providing that future CIC agreements with executives will not include excise tax reimbursement provisions.

        Other than the CIC Agreements, the Company is not a party to any formal severance payment or benefit arrangement or employment agreement with any of our NEOs except our CEO. Our CEO's employment agreement, which was the result of arms length negotiation to incent him to become our CEO, prevents us from terminating his CIC Agreement during the term of his employment agreement. His rights upon termination of employment are discussed in further detail below in the section entitled "Employment, Severance and Change in Control Agreements and Arrangements for Fiscal Year 2011" on page 46 of this proxy statement.

Tax Policy

        Section 162(m) of the Code limits the deductibility of cash compensation in excess of $1 million paid to our CEO and the three most highly compensated executives (other than the CFO) during any taxable year, unless such compensation is considered "performance-based compensation" that meets certain requirements. Generally, the Committee's intent is to design and administer the compensation program for the Company's executives in a manner that will preserve the deductibility of compensation paid to the NEOs and the Committee believes that its current compensation program generally satisfies the requirements for exemption from the Section 162(m) deduction limitation. The Committee reserves the right, however, to design programs that recognize a full range of performance criteria important to the Company's success even if certain aspects of the compensation paid under such programs may not be fully deductible. For example, restricted stock unit awards are not considered performance-based compensation under Section 162(m), and may not be fully deductible when paid.

        We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executives may never realize any value from their awards.

        The Committee has considered and will continue to consider tax and other consequences in structuring its compensation arrangements for our executives and will continue to ensure that the arrangements are reasonable and consistent with the goals of the Company and its stockholders.

2011 Stockholder Advisory Vote

        At the 2011 annual meeting of stockholders, we held our initial advisory vote on the compensation of our NEOs, commonly referred to as a "say on pay" vote. The majority (68.75%) of the votes cast on the proposal were voted in support of the compensation of our NEOs. The Committee evaluated the results of this non-binding "say on pay" proposal and determined that its compensation strategy was supported by the Company's stockholders and that no actions were appropriate or necessary at that time with respect to the policies and compensation decisions of the Committee.

        Although the majority of 2011 compensation decisions had already been determined at the time the results were calculated, in light of the fact that 31.25% of our stockholders voted against the advisory resolution, the Board adopted a policy to no longer provide excise tax gross-up provisions as part of any future change-in-control agreement entered into with any of our executive officers. The Committee values the input of its stockholders and will continue to consider feedback on an ongoing basis.

        In determining the frequency of future advisory votes on the compensation of our NEOs, the Board took into consideration the preference of our stockholders for an annual vote and determined that we will hold our future advisory votes on an annual basis. Accordingly, following the annual meeting of stockholders to which this proxy statement relates, the next advisory vote on the compensation of the NEOs will take place in 2013.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

    THE COMPENSATION COMMITTEE

    Kambiz Hooshmand, Chairman
    Kendall R. Bishop
    Jon Gacek

EQUITY COMPENSATION PLAN INFORMATION

        The Company currently maintains two equity compensation plans: the Power-One, Inc. Amended and Restated 1996 Stock Incentive Plan (the "1996 Plan") and the Power-One, Inc. Amended and Restated 2004 Stock Incentive Plan (the "2004 Plan"). Both plans were approved by the Company's stockholders.

        The following table sets forth the number of shares of Common Stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of January 1, 2012 in each of the equity compensation plans.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	7,841,931	(1)	$5.93	(2)	9,350,743	(3)

(1)
Of these shares, 3,566,389 were subject to stock options then outstanding under the 2004 Plan, 3,383,952 were subject to outstanding stock unit awards granted under the 2004 Plan, and 891,590 were subject to outstanding stock options under the 1996 Plan. No further awards may be granted under the 1996 Plan.

(2)
This number does not reflect the 3,383,952 shares that were subject to outstanding stock unit awards granted under the 2004 Plan.

(3)
All shares available for future issuance are under the 2004 Plan. Subject to certain express limits of the 2004 Plan, shares available for award purposes under the 2004 Plan generally may be used for any type of award authorized under that plan including RSUs, stock options, performance stock units, stock appreciation rights, and other forms of awards granted or denominated in shares of our Common Stock or units relating to our Common Stock. Currently 3,206,318 shares are available for full value awards under the 2004 Plan.

EXECUTIVE OFFICERS

        Information regarding each of the NEOs is included in Part I, Item 1, under the caption "Executive Officers of the Registrant" in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2012 and is hereby incorporated by reference into this proxy statement.

 SUMMARY COMPENSATION TABLE

        The following table presents information regarding compensation of individuals who during fiscal 2011 served as the Company's (i) principal executive officer, (ii) principal financial officer; and (iii) the next three most highly compensated executive officers who earned at least $100,000 during fiscal 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Richard J. Thompson	2011	682,115	0	2,702,080	1,956,030	0	28,865	5,369,090
President and Chief	2010	544,231	0	4,384,000	1,527,000	1,650,000	76,520	8,181,751
Executive Officer	2009	500,000	0	1,410,000	0	513,152	98,270	2,521,422
Gary R. Larsen	2011	369,039	0	339,560	317,350	0	139,269	1,165,218
Sr. Vice President, Finance,	2010	112,500	0	1,062,000	709,000	224,008	39,046	2,146,554
and Chief Financial Officer
Neil Dial	2011	373,808	0	513,420	403,900	0	23,945	1,315,073
Sr. Vice President,	2010	363,269	0	1,228,375	286,313	657,000	63,540	2,598,497
Operations	2009	350,000	0	402,000	0	220,210	72,675	1,044,885
Alex Levran	2011	422,019	0	1,388,200	1,009,750	0	23,405	2,843,374
President, Renewable	2010	362,692	0	3,094,500	763,500	900,000	22,014	5,142,706
Energy Solutions	2009	330,000	0	679,250	0	154,567	16,957	1,180,774
Steve Hogge	2011	343,808	0	385,980	346,200	273,147	23,405	1,372,540
President, Power Solutions	2010	144,308	100,000	904,000	603,000	284,058	5,635	2,041,001

(1)
The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (Stock Compensation) expense for outstanding RSU awards as to which the restrictions have not lapsed. See Note 14 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended January 1, 2012 for a discussion of assumptions made in valuation of share-based compensation. The amounts reported reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes, disregarding any estimate of forfeitures related to service-based vesting conditions.

(2)
The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (Stock Compensation) expense during fiscal 2011 for stock option awards. See Note 14 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended January 1, 2012 for a discussion of assumptions made in valuation of share-based compensation.

(3)
The amounts reported in column (g) were for payouts earned in 2011 under the 2011 MIP (discussed in "Short-Term Incentives—Cash Bonus Plans" above on page 31 of this proxy statement, although payouts were not made until the first quarter of calendar 2012.

(4)
The amounts in column (h) for each of the NEOs includes the following: Thompson—$13,260 (auto allowance), $9,800 (Company match to 401K plan), $5,805 premiums paid for the executive medical plan and life insurance); Larsen—$12,000 (living allowance), $103,532 (relocation reimbursement) $7,800 (auto allowance), $9,592 (Company match to 401K plan), $6,345 (premiums paid for the executive medical plan and life insurance); Dial—$7,800 (auto allowance), $9,800 (Company match to 401K plan), $6,345 (premiums paid for the executive medical plan and life insurance); Levran—$7,800 (auto allowance), $9,800 (Company match to 401K plan), $5,805 (premiums paid for the executive medical and life insurance); Hogge—$7,800 (auto allowance), $9,800 (Company match to 401K plan) and $5,805 (premiums paid for the executive medical plan and life insurance).

GRANTS OF PLAN BASED AWARDS—FISCAL 2011

        The following table provides information regarding the potential awards under the Company's 2011 MIP and under the 2004 Plan. There were no equity-based incentive awards granted to the NEOs during fiscal 2011, other than the RSU awards, the PSU awards and the stock option awards disclosed below. Except for Mr. Hogge, none of the NEOs earned payouts under the terms of the 2011 MIP, as reflected in column (e) below.

					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards						Exercise or Base Price Of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
Richard J. Thompson		$350,000	$700,000	$1,400,000
President and Chief	5/3/2011						339,000	$8.08	$1,956,030
Executive Officer	5/3/2011				94,000	(1)			759,520
	5/3/2011				228,000	(2)			1,942,560
Gary R. Larsen		$112,500	$225,000	$450,000
Sr. Vice President, Finance,	5/3/2011						55,000	$8.08	317,350
and Chief Financial Officer	5/3/2011				12,500	(1)			101,000
	5/3/2011				28,000	(2)			238,560
Neil Dial		$112,500	$225,000	$450,000
Sr. Vice President, Operations	5/3/2011						70,000	$8.08	403,900
	5/3/2011				24,000	(1)			193,920
	5/3/2011				37,500	(2)			319,500
Alex Levran		$159,375	$318,750	$637,500
President, Renewable Energy	5/3/2011						175,000	$8.08	1,009,750
Solutions	5/3/2011				40,000	(1)			323,200
	5/3/2011				125,000	(2)			1,065,000
Steve Hogge		$103,500	$207,000	$414,000
President, Power Solutions	5/3/2011						60,000	$8.08	346,200
	5/3/2011				13,500	(1)			109,080
	5/3/2011				32,500	(2)			276,900

(1)
Restricted Stock Unit

(2)
Performance Stock Unit

  Narrative for Summary Compensation Table and Grants of Plan-Based Awards Table

        As noted in the "Compensation Discussion and Analysis" above, none of the NEOs is covered by an employment agreement except Mr. Thompson. The Company and Mr. Thompson entered into an employment agreement on February 18, 2008, which provided for a two-year initial term with automatic annual renewals thereafter. The agreement provided for an initial base salary of $500,000. His employment agreement further entitled him to a target incentive payment equal to 100% of his base salary during each year of his employment, if earned. In addition, the employment agreement provided Mr. Thompson with an award of 450,000 RSUs, 500,000 stock options and 250,000 SARs. The RSUs vested in substantially equal annual installments on each of the first four anniversaries of the effective date of the Employment Agreement. The stock options and SAR grants awarded to Mr. Thompson were scheduled to fully vest on the fourth anniversary of each of the respective grant dates; however, 50% of the options and SARs were subject to vesting on March 1, 2010 if (A) the closing price per share of the Common Stock on the principal exchange on which such stock is traded on any 20 out of 30 consecutive trading days in the period beginning October 1, 2009 and ending March 1, 2010 exceeded 150% of the exercise price of the awards and (B) the Company's consolidated net income for the 2009 calendar year, as determined under GAAP, equaled or exceeded 5% of the Company's consolidated net sales revenue for such period, as determined under GAAP. The Company's consolidated net income target was not achieved and the options and SARs did not vest at that time. On March 1, 2011, Mr. Thompson vested in 75% of the options and SARs because (X) the closing price per share of the Common Stock on the principal exchange on which such stock is traded on any 20 out of 30 consecutive trading days in the period beginning October 1, 2010 and ending March 1, 2011 exceeded 160% of the exercise price of the awards and (Y) the Company's consolidated net income for the 2010 calendar year, as determined under GAAP, exceeded 7.5% of the Company's consolidated net sales revenue for such period determined under GAAP. The remaining 25% of the options and SARs vested on the fourth anniversary of the award.

        The Company is also party to at-will offer letters with the other NEOs. The offer letter with Dr. Levran, dated November 14, 2006, provides for an initial base salary of $260,000 and a target annual incentive payment equal to 50% of base salary. The offer letter with Dr. Levran also provided for an award of 50,000 RSUs, which vested over four years at 25% per year. The offer letter with Mr. Dial, dated August 12, 2008 and filed as exhibit to the Current Report on Form 8-K filed on October 1, 2008, provides for an initial base salary of $350,000 and a target annual incentive payment equal to 60% of base salary. The offer letter with Mr. Dial also provided for an award of 250,000 options that were scheduled to vest in full on the fourth anniversary of the grant date, but that were subject to accelerated vesting as follows: (A) 50% of the options would vest if, after the first anniversary of the grant date, the closing price per share of the Common Stock on the principal exchange on which such stock is traded on any 20 out of 30 consecutive trading days exceeds 175% of the exercise price of the awards and (B) the remaining 50% of the options would vest if, after the second anniversary of the grant date, the closing price per share of the Common Stock on the principal exchange on which such stock is traded on any 20 out of 30 consecutive trading days exceeds 275% of the exercise price of the awards. The target stock prices for both the first and second accelerations were achieved and the first 50% of Mr. Dial's options vested on October 30, 2009, and the second 50% vested on September 29, 2010. The offer letter with Mr. Hogge dated June 11, 2010, and filed as an exhibit to the Form 10-Q filed on November 12, 2010 provides for an initial base salary of $335,000 and a target annual incentive payment equal to 60% of base salary. The offer letter also provided for a one-time sign-on and relocation bonus in the amount of $100,000 and an award of a non-qualified stock option to purchase 100,000 shares of Common Stock, and 100,000 RSUs, both vesting over four years at 25% per year. The offer letter with Mr. Larsen dated August 10, 2010, and filed as an exhibit to the Form 10-Q filed on November 12, 2010 provides for an initial base salary of $325,000 and a target annual incentive payment equal to 60% of base salary. The offer letter also provides for an award of a non-qualified stock option to purchase 100,000 shares of Common Stock, and 100,000 RSUs, both vesting over four years at 25% per year.

        The amounts set forth above in "Estimated Payouts Under Non-Equity Incentive Plan Awards" reflect amounts that each NEO was eligible to earn under the 2011 MIP discussed above in the "Short Term Incentives—Cash Bonus Plans" section of the "Executive Compensation Discussion and Analysis" under each of the bonus tiers established under the plan.

        Each of the equity-based awards reported in the Grants of Plan-Based Awards Fiscal 2011 table was granted under, and is subject to the terms of, the 2004 Plan. The 2004 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of an NEO upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

        All RSU awards and options reported in the table above are scheduled to vest 33.33% at each of the first, second and third anniversaries of the date of the initial award. All RSUs are payable in shares of Common Stock on a one-for-one basis following the vesting date and include the right to receive dividend payments. The performance stock cliff vests in three years if the performance targets are met.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

        The following table presents information regarding the outstanding equity awards held by each of our NEOs as of January 1, 2012:

Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number Of Shares Or Units Of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)		(f)		(g)
Richard J. Thompson	375,000	125,000	2.38	02/18/2018	(2)
President and Chief Executive	187,500	62,500	2.38	02/18/2018	(2)
Officer	75,000	225,000	7.54	06/01/2020	(3)
	0	339,000	8.08	05/03/2021	(4)
						112,500	(2)	439,875
						75,000	(3)	293,250
						66,800	(5)	261,188
						66,800	(6)	261,188
						66,700	(7)	260,797
						200,100	(8)	782,391
						94,000	(9)	367,540
						228,000	(10)	891,480
Gary R. Larsen	0	55,000	8.08	05/03/2021	(4)
Sr. Vice President, Finance,	25.000	75,000	10.26	08/16/2020	(11)
Treasurer & Chief						12,500	(9)	48,875
Financial Officer						28,000	(10)	109,480
						75,000	(11)	293,250
Neil Dial	250,000	0	1.23	09/29/2018
Sr. Vice President, Operations	14,063	42,187	7.54	06/01/2020	(3)
	0	70,000	8.08	05/03/2021	(4)
						14,062	(3)	54,982
						33,400	(5)	130,594
						8,350	(6)	32,649
						66,700	(8)	260,797
						24,000	(9)	93,840
						37,500	(10)	146,625
Alex Levran	150,000	0	2.09	08/04/2018
President, Renewable	37,500	112,500	7.54	06/01/2020	(3)
Energy Solutions	0	175,000	8.08	05/03/2021	(4)
						37,500	(3)	146,625
						41,750	(5)	163,243
						25,050	(6)	97,946
						166,750	(8)	651,993
						40,000	(9)	156,400
						125,000	(10)	488,750
Steve Hogge	0	60,000	8.08	05/03/2021	(4)
President, Power Solutions	25,000	75,000	9.04	07/15/2020	(12)
						13,500	(9)
						32,500	(10)
						75,000	(12)

(1)
The dollar amounts shown in column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $3.91 (the closing price of our Common Stock on December 30, 2011, which was the last trading day of fiscal 2011.)

(2)
Scheduled to vest over four years on each of the first, second and third anniversary dates of the award, beginning on February 18, 2008.

(3)
Scheduled to vest over four years on each of the first, second and third anniversary dates of the award, beginning on June 1, 2010.

(4)
Options scheduled to vest over three years beginning on the first, second and third anniversary of the award beginning on May 3, 2011;

(5)
Scheduled to vest over three years on each of the first, second, third and fourth anniversary dates of the award, beginning on October 27, 2009.

(6)
Scheduled to vest over three years on each of the first, second and third anniversary dates of the award, beginning on December 11, 2009.

(7)
Scheduled to vest over three years on each of the first, second and third anniversary dates of the award, beginning on February 9, 2010.

(8)
Scheduled to vest over three years on each of the first, second and third anniversary dates of the award, beginning on October 26, 2010.

(9)
Scheduled to vest over three years on each of the first, second and third anniversary dates of the award, beginning on May 3, 2011.

(10)
Scheduled to cliff vest in three years on the anniversary date of the award if performance targets are met.

(11)
Scheduled to vest over four years on each of the first, second, third and fourth anniversary dates of the award, beginning on August 16, 2010.

(12)
Scheduled to vest over four years on each of the first, second and third anniversary dates of the award, beginning on July 15, 2010.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2011

        The following table presents information regarding the vesting of stock awards during fiscal 2011 with respect to stock awards previously granted to the NEOs. None of the NEOs exercised options during 2011.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
(a)	(b)	(c)(1)
Richard J. Thompson	66,600	$274,392
President and Chief Executive Officer	66,600	328,338
	99,900	468,531
	25,000	204,500
	112,500	1,041,750
	33,300	290,210
Gary R. Larsen	25,000	181,500
Sr. Vice President, Finance, and Chief Financial Officer
Neil Dial	8,325	34,299
Sr. Vice President, Operations	33,300	164,169
	33,300	156,177
	4,688	38,348
Alex Levran	24,975	102,897
President, Renewable Energy Solutions	41,625	205,211
	83,250	390,443
	12,500	102,250
	12,500	131,000
Steve Hogge	25,000	187,750
President, Power Solutions

(1)
The dollar amounts shown in column (c) above for stock awards are determined by multiplying the number of shares or units that vested by the per-share closing price of our Common Stock on the vesting date.

NON-QUALIFIED DEFERRED COMPENSATION

        The Company does not have a plan that permits the deferral of compensation.

PENSION BENEFITS

        The Company does not have a plan that provides for retirement payments and benefits other than a tax-qualified defined contribution plan.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS
AND ARRANGEMENTS FOR FISCAL YEAR 2011

        As described in our "Executive Compensation Discussion and Analysis" above, the Company is a party to CIC Agreements with the NEOs. The CIC Agreements are administered by the Compensation Committee. Each CIC Agreement provides for automatic renewal on an annual basis, unless the Compensation Committee provides written notice of termination of the agreement to an NEO at least three months prior to the renewal date. The terms of Mr. Thompson's Employment Agreement require that his CIC Agreement remain effective during the term of his Employment Agreement.

        The CIC Agreements provide that upon a change in control of the Company, the NEOs equity-based awards, to the extent then outstanding and unvested, will become fully vested upon the closing of the transaction that constitutes a change in control. The CIC Agreements provide that the NEO will be entitled to cash severance benefits only if (a) the NEOs employment is terminated by the Company without cause or by the NEO for good reason, as defined in the CIC Agreements, and (b) the termination occurs within the period beginning six months before and ending 24 months after a change in control of the Company.

        For purposes of the CIC Agreements, the term "change in control" means the occurrence of any of the following:

  (i)
  the acquisition by any person or group of beneficial ownership of twenty percent (20%) or more of either (1) the then-outstanding shares of Common Stock of the Company or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (other than (A) any acquisition directly from the Company, (B) any acquisition by the Company, or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate);

  (ii)
  in any two-year period a majority of the members of the Board of Directors is replaced by individuals other than individuals elected to the Board of Directors, or was nominated for election by the Company's stockholders, by a vote of at least two-thirds (2/3) of the directors then in office; or

  (iii)
  consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, in each case unless, following such transaction, (1) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding Common Stock of the Company and the outstanding Company voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding voting securities of the entity resulting from such transaction in substantially the same proportions as their ownership immediately prior to such transaction, (2) no person (excluding any entity resulting from such transaction or a parent of the Company or any successor of the Company or any employee benefit plan (or related trust) thereof beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of Common Stock of the entity resulting from such transaction or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of twenty percent (20%) existed prior to the transaction, and (3) a change in control is not triggered pursuant to clause (ii) above with respect to the Company or any parent of the Company (or the successor entity).

        For purposes of the CIC Agreements, the term "cause" means the occurrence of either or both of the following: (i) the executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or (ii) the willful engaging by the executive in misconduct that is significantly injurious to the Company. However, no act or failure to act on the executive's part shall be deemed to be "willful" if the executive reasonably believed in good faith that such acts or omissions were in the best interests of the Company.

        For purposes of the CIC Agreements, the term "good reason" means, without the executive's express written consent, the occurrence of any one or more of the following: (i) a material reduction in the nature or status of the executive's authorities, duties, responsibilities and/or reporting relationship, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the executive; (ii) a reduction in the executive's base salary; (iii) a significant reduction of the executive's aggregate incentive opportunities under the Company's short and/or long-term incentive programs without replacement thereof; (iv) a significant reduction in the executive's relative level of coverage and accruals under the Company's employee benefit and/or retirement plans, policies, practices, or arrangements in which the executive participates (unless following such reduction the executive's level of coverage under all such programs is at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Company's organization); (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the CIC Agreement; or (vi) the executive is informed by the Company that his principal place of employment for the Company will be relocated to a location that is greater than thirty-five (35) miles.

        If an NEO is entitled to severance under his or her CIC Agreement, the severance benefits include:

  (1)
  a lump-sum cash severance payment of an amount equal to the sum of the executive's highest annualized rate of base salary in effect at any time during the period beginning six months before the change in control and ending on the date of termination and the average of the executive's annual bonuses for the three full fiscal years immediately preceding the termination date. (Mr. Thompson is entitled to an amount equal to two times the above);

  (2)
  payment or reimbursement of the executive's COBRA premiums for one year (Mr. Thompson is entitled to two years);

  (3)
  lump-sum cash payment equal to the amount of the executive's unvested benefits under any Company qualified or nonqualified retirement plan (including its 401(k) plan) and any Company nonqualified deferred compensation plan; and

  (4)
  reimbursement for executive outplacement services obtained by the executive during the twelve month period following termination, to a maximum of $15,000.

        The CIC Agreements provide that payment of the severance benefits described above is contingent on the execution of a general release of claims in favor of the Company. In addition, the CIC

Agreements include provisions under which, in consideration for the payments and benefits under the CIC Agreement, the executive agrees to:

  (1)
  maintain and preserve the confidentiality of all Company confidential and proprietary information known to the executive as of the executive's termination of employment;

  (2)
  for a period of one year after termination of employment, not contact, solicit, or hire an employee of the Company (either directly or indirectly via a third party); and

  (3)
  for a period of one year after termination of employment, not make any public or private statement that is critical of or disparaging to the Company or its officers, directors or employees.

        The following table presents the estimated payouts that would be made upon a change in control coupled with an NEO's termination of employment (other than for cause or retirement), assuming the change in control occurred as of January 1, 2012. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, including excise tax gross-ups (if any), will depend upon the NEO's pay, the terms of any change in control transaction and the subsequent impact of the transaction on the NEO's employment.

	Severance Benefits
Name and Principal Position	Cash Severance Payment/Base Salary ($)(1)	Bonus ($)(2)	Payment of COBRA Premiums ($)(3)	Other (4)	Fair Market Value of Accelerated Equity Compensation ($)(5)		Excise Tax Gross-Up ($)(6)	Total ($)
Richard J. Thompson President & Chief Executive Officer	1,400,000	721,050	42,100	15,000	4,749,783	(i)	0	6,927,934
Gary R. Larsen Sr. Vice President, Finance, and Chief Financial Officer	375,000	112,004	27,915	15,000	457,079	(ii)	0	986,998
Neil Dial Sr. Vice President, Operations	375,000	292,403	28,119	15,000	596,615	(iii)	0	1,307,137
Alex Levran President, Renewable Energy Solutions	425,000	351,522	28,119	15,000	729,393	(iv)	0	2,549,034
Steven Hogge President, Power Solutions	345,000	278,603	21,050	15,000	479,464		0	1,139,117

(1)
Represents the NEO's annual base salary except in the case of Mr. Thompson, where the amount represents twice his annual base salary.

(2)
Represents the average of the performance bonuses earned by the applicable NEO over the last three years. Messrs. Larsen and Hogge would receive the average of their last two bonuses since they joined the Company in 2010.

(3)
Estimated cost to Company of premiums payable over applicable time period for the NEO.

(4)
Maximum amount payable or to be reimbursed to the NEO for outplacement services. As of January 1, 2012, the NEOs were vested in the 401(k) plan in the amounts that appear next to their names. Mr. Thompson—100%; Dr. Levran—100%; Mr. Larsen—50%; Mr. Dial—100%; Mr. Hogge—50%.

(5)
Based on closing price of $3.91 on December 30, 2011, the last trading day of our fiscal year 2011, which ended on January 1, 2012. Under the terms of their CIC agreements, each NEO would be entitled to full acceleration of his equity awards, except the PSUs, upon a change in control of the Company.

(i)
Includes 200,100 unvested RSUs awarded on October 26, 2010, 75,000 unvested RSUs awarded on June 1, 2010, 66,700 unvested RSUs awarded on February 9, 2010, 66,800 unvested RSUs awarded on December 11, 2009, 66,800 unvested RSUs awarded on October 27, 2009, 62,500 unvested stock options and 125,000 SARs awarded on February 18, 2008 at a price of $2.38, 225,000 RSUs awarded on February 18, 2008, and 94,000 unvested RSUs awarded May 3, 2011, and 239,400 PSUs awarded May 3, 2011 (PSUs would have vested at 105% based on the Company's performance against the SUNIDX). Does not include awards that were not in-the-money, including 225,000 unvested stock options awarded on June 1, 2010 at a strike price of $7.54 per share, and 339,000 unvested stock options awarded on May 3, 2011 at a strike price of $8.08.

(ii)
Includes 75,000 unvested RSUs awarded on August 16, 2010, and 12,500 unvested RSUs awarded on May 3, 2011 and 29,400 PSUs awarded May 3, 2011 (PSUs would have vested at 105% based on the Company's performance against the SUNIDX). Does not include awards that were not in-the-money, including 100,000 stock options awarded on August 16, 2010 at a strike price of $10.62 and 55,000 unvested stock options awarded May 3, 2011 at a strike price of $8.08.

(iii)
Includes 66,700 unvested RSUs awarded on October 26, 2010, 14,062 unvested RSUs awarded on June 1, 2010, 8,350 unvested RSU's awarded on December 11, 2009, 33,400 unvested RSU's awarded on October 27, 2009, and 24,000 unvested RSU's awarded on May 3, 2011 and 39,375 PSUs awarded May 3, 2011 (PSUs would have vested at 105% based on the Company's performance against the SUNIDX). Does not include awards that were not in-the-money, including 42,187 unvested stock options awarded on June 1 2010 at a strike price of $7.54 and 70,000 unvested stock options awarded on May 3, 2011 at a strike price of $8.08.

(iv)
Includes 166,750 unvested RSUs awarded on October 26, 2010, 37,500 unvested RSU units awarded on June 1, 2010, 25,050 unvested RSUs awarded on December 11, 2009, 41,750 unvested RSUs awarded on October 27, 2009, and 40,000 unvested RSUs awarded on May 3, 2011 and 131,250 PSUs awarded May 3, 2011 (PSUs would have vested at 105% based on the Company's performance against the SUNIDX). Does not include awards that were not in-the-money, including 112,500 unvested stock options awarded to Dr. Levran on June 1, 2010 at a strike price of $7.54 per share and 175,000 unvested stock options awarded on May 3, 2011 at a strike price of $8.08.

(v)
Includes 75,000 unvested RSUs awarded on July 16, 2010 and 13,500 RSUs awarded on May 3, 2011 and 34,125 PSUs awarded May 3, 2011 (PSUs would have vested at 105% based on the Company's performance against the SUNIDX). Does not include awards that were not in-the-money, including 75,000 unvested stock options awarded on July 16, 2010 at a strike price of $9.04 and 60,000 unvested stock options awarded May 3, 2011 at a strike price of $8.08.

(6)
As noted above in the discussion "Employment, Severance and Change in Control Agreements and Arrangements for Fiscal Year 2011," severance benefits payable to all of the NEOs may be eligible for "gross up" payments related to excise taxes assessed against and arising in relation to "excess parachute payments" under Section 280G of the Code.

        In addition to the CIC benefits described above, Mr. Thompson's employment agreement entitles him to the following:

        Termination Due to Death or Disability:    If Mr. Thompson's employment terminates by reason of his death or disability, Mr. Thompson (or his representative, as appropriate) will be entitled to (1) a lump sum payment equal to one times his base salary plus his target incentive bonus for the year of termination, (2) accelerated vesting of a pro-rata portion of his RSUs, stock options, stock appreciation rights and any other outstanding equity awards, and (3) continued health and welfare benefits for up to twelve months, reduced by any payment actually received from a Company sponsored long-term disability or life insurance plan.

        Termination Without Cause or as a result of Substantial Breach:    If Mr. Thompson's employment is terminated by the Company without cause or by Mr. Thompson due to a substantial breach, he will be entitled to (1) a lump sum payment equal to (A) the greater of one times his base salary or the base salary he would have earned through the expiration of the term of the Employment Agreement plus (B) his target incentive bonus for the year of the termination multiplied by the greater of one or the number of years left during the term of the Employment Agreement, (2) accelerated vesting of his equity incentive awards, (3) up to $45,000 for outplacement services incurred during the two years following termination, and (4) continued health and welfare benefits for up to 24 months.

        For purposes of Employment Agreement, the term "cause" means the occurrence of any of the following: (i) the Executive is convicted of a felony under federal or state law; (ii) without the prior express written consent of the Board of Directors (other than the Executive), the Executive fails to perform, in any material respect, any of his material duties or obligations under the agreement (other than as a result of being disabled); or (iii) without the prior express written consent of the Board of Directors, the Executive takes actions or omits to take actions in connection with his duties and/or responsibilities under the agreement that constitute willful misconduct or gross negligence and such actions or omissions adversely and materially affect the business, reputation, financial or other condition of the Company.

        For purposes of the Employment Agreement, the term substantial breach means the Company's material breach of the agreement, including but not limited to (i) the failure of the Company to employ the Executive in his current or a substantially similar position, without regard to title, such that his duties and responsibilities are materially diminished without his consent; (ii) a material reduction in the Executive's base salary rate without his consent; or (iii) a relocation of the Executive's primary place of employment more than thirty-five (35) miles without his consent.

        Nonrenewal:    In the event the Company fails to offer to renew the Employment Agreement on terms no less favorable than those currently in effect, Mr. Thompson will be entitled to (1) a lump sum payment equal to one times his base salary plus his target bonus for the year in which the termination occurs, and (2) accelerated vesting of his equity incentive awards.

        The following table presents the estimated payouts that would be made upon a termination of employment of Mr. Thompson's employment in the absence of a change in control (other than for cause or retirement), assuming the termination of employment occurred on January 1, 2012. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, will depend upon the Mr. Thompson's pay and other elements at the time of termination.

	Severance Benefits
Reason for Termination	Cash Severance Payment/Base Salary	Annual Incentive Based Compensation	Payment of COBRA Premiums(2)	Outplacement Services	Fair Market Value of Accelerated Equity Compensation(3)	Total
Death/Disability(1)	$700,000	$700,000	$42,100	—	$1,023,919	$2,466,019
Termination without cause or for substantial breach	$700,000	$700,000	$42,100	$45,000	$3,813,729	$5,300,829
Nonrenewal	$700,000	$700,000	—	—	$3,813,729	$5,213,729

(1)
Death/Disability payouts are reduced by any amount paid by Company sponsored long-term disability or life insurance plans.

(2)
Estimated cost to Company of premiums payable over applicable time period.

(3)
Includes 54,452 stock appreciation rights awarded on February 18, 2008 at $2.38 from the grant of 250,000, 108,904 stock options awarded on February 18, 2008 at $2.38 from the grant of 500,000, 98,014 RSUs awarded on February 18, 2008 from the grant of 450,000, 18,456 RSUs awarded on October 26, 2010 from the grant of 300,000, 14,658 RSUs awarded on June 1, 2010 from the grant of 100,000, 29,805 RSUs awarded on February 9, 2010 from the grant of 100,000, 3,969 RSUs awarded on December 11, 2009 from the grant of 200,000, 12,188 RSUs awarded on October 27, 2009 from the grant of 200,000, and 20,860 RSUs awarded on May 03, 2011 from the grant of 94,000. Based on closing price of $3.91 on December 30, 2011, the last stock trading day of fiscal year 2011. Does not include PSUs, which accelerate only in the event of an employment termination following a change of control.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte & Touche") to serve as the Company's independent registered public accounting firm for fiscal 2012. This proposal is submitted to the stockholders to seek their approval of the selection of Deloitte & Touche as the Company's independent registered public accounting firm; however, if the appointment of Deloitte & Touche is not ratified by the stockholders, the Audit Committee may reconsider its selection but reserves the right to uphold its decision to appoint Deloitte & Touche. The Audit Committee may also exercise its discretion to appoint a different independent registered public accounting firm if it determines that to be in the best interests of the Company and its stockholders.

        A representative of Deloitte & Touche will be present at the annual meeting of stockholders and will have the opportunity to make a statement to our stockholders and respond to their questions.

        The ratification of the appointment of Deloitte & Touche as the Company's independent registered public accounting firm for fiscal 2012 requires the approval of a majority of the voting powers of the shares of Common Stock, represented at the annual meeting and eligible to vote thereon. For purposes of this proposal, abstentions will have the same effect as a negative vote.

RECOMMENDATION

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

 AUDIT COMMITTEE REPORT

        The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing that we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report.

        During fiscal 2011 the Audit Committee performed an ongoing review of management's attention to and focus upon internal controls of the Company. Management's attention to these matters involved substantial internal audit activity by employees of the Company and internal audit service providers, site visits with focused internal audit checklists, detailed assessment of specific processes, action items, remediation efforts where required, and related activity to ensure that internal controls operated properly. The progress, findings, and results of these internal auditing activities were reported to the Committee as a recurring item for discussion at its regularly scheduled meetings.

        The Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended January 1, 2012 with the Company's management, its internal auditors, and with representatives of the independent registered public accounting firm. Both management and representatives of the independent registered public accounting firm represented to the Audit Committee that the consolidated financial statements were prepared in accordance with GAAP. In connection with the Audit Committee's review of the financial statements, the Audit Committee considered and discussed with management the quality and acceptability of the financial reporting and disclosures, management's assessment of the Company's internal control over financial reporting and the independent registered public accounting firm's evaluation of the Company's internal control over financial reporting. As required by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, the Committee also discussed and reviewed with the independent registered public accounting firm critical accounting policies and practices, internal controls, and the scope of audits performed by the independent registered public accounting firm, as well as matters relating to their judgment about the quality and acceptability of the Company's accounting principles as applied in its financial reporting. The Committee relies, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm.

        The Committee met independently with representatives of the independent registered public accounting firm to review and discuss their independence from management and the Company and received from them the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning its independence. The Committee has also discussed with the independent registered public accounting firm its independence. In particular, the Committee considered whether the independent registered public accounting firm's provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence and determined that it was.

        Based on the above-mentioned review and discussions with management and representatives of the independent public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in Power-One's Annual Report on Form 10-K for the fiscal year ended January 1, 2012 and filed with the SEC on March 1, 2012. The Audit Committee approved the appointment of Deloitte & Touche to serve as the Company's independent registered public accounting firm for fiscal year 2012, subject to ratification by the Company's stockholders.

    THE AUDIT COMMITTEE

    Jon Gacek, Chairman
    Kendall R. Bishop
    Mark Melliar-Smith
    Kambiz Hooshmand

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has adopted policies and procedures for the pre-approval of all services provided by the Company's independent registered public accounting firm in accordance with SEC rules and regulations. The policy combines the two approaches established by the SEC for pre-approving audit and non-audit services and generally permits pre-approval annually of certain specific services in the defined categories of audit services, audit-related services, and tax services up to specified annual budget amounts and sets requirements for specific case-by-case pre-approval of discrete projects, such as those which may have a material effect on the Company's operations or services over certain amounts, and any services exceeding pre-approved budgets. For both categories of services, the Audit Committee considers whether the proposed services are consistent with the SEC's rules on auditor independence. Pre-approval may be given as part of the Audit Committee's approval of the scope of the engagement of the Company's independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules or regulations of the SEC. The Committee also considers whether proposed services are compatible with the independence of the public accountants. The Committee has determined that the audit and tax services provided to the Company by the independent registered public accounting firm during fiscal years 2010 and 2011 were consistent with the Company's policies and procedures and are compatible with the independent registered public accounting firm maintaining its independence from management and the Company. All services included in the table of fees paid to Deloitte & Touche were pre-approved by the Audit Committee.

Fees Paid to Deloitte & Touche LLP

        The following table shows the aggregate fees billed to Power-One for fiscal years 2011 and 2010 by Deloitte & Touche LLP, the Company's independent registered public accounting firm. All of the fees were approved by the Audit Committee in accordance with the pre-approval policy above.

SERVICES	2010	2011
	$(in thousands)
1. Audit Fees(1)	1773	2160
2. Audit Related Fees(2)	63	—
3. Tax Fees(3)	287	227
4. All Other Fees(4)	—	—

Total	2123	2387

(1)
Audit fees consisted of fees in connection with the audits of the Company's annual financial statements (inclusive of internal controls review and attestation), statutory audits, and reviews of the Company's quarterly financial statements and consents related to SEC filings.

(2)
Audit related fees, when incurred, consist primarily of fees for costs of due diligence associated with financial transactions and financial accounting and reporting consultations.

(3)
Tax fees consisted of (i) tax compliance fees in connection with federal, state and local income tax return assistance, assistance with tax return filings in certain foreign jurisdictions, requests for technical advice from taxing authorities, assistance with tax audits and appeals and preparation of expatriate tax returns, and (ii) tax planning and advice fees in connection with tax advice related to structuring certain proposed financing and tax advice related to intra-group restructuring items.

(4)
All other fees consist of fees for services provided by the independent registered public accounting firm that were not otherwise captured in the audit, audit related, or tax categories, such as consulting fees. The Company did not incur such fees in fiscal year 2010 or 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Mr. Bishop served as Chairman of the Compensation Committee until May 3, 2011, at which time Mr. Hooshmand was nominated to serve as the Chairman of the Compensation Committee. Mr. Bishop continued to serve on the Compensation Committee along with Mr. Gacek. None of the Compensation Committee members who served during fiscal 2011 have ever served as an officer or employee of the Company. None of the Compensation Committee members and none of the Company's executive officers currently have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity and no interlocking relationship existed in fiscal 2011.

BENEFICIAL OWNERSHIP OF POWER-ONE, INC. COMMON STOCK
BY DIRECTORS, OFFICERS AND CERTAIN OTHER OWNERS

        The following table reports the amount of Common Stock (which is the only class of the Company's equity securities entitled to vote at the 2012 annual meeting of stockholders) beneficially owned by (a) each person or group believed to own more than 5% of the Common Stock outstanding on the record date for the annual meeting (i.e., March 7, 2012); (b) each director, (c) each NEO and (d) all directors and executive officers as a group. The percentage amounts set forth in the table below are based on 121,943,259 shares of Common Stock outstanding on the record date plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of the record date.

Name of Beneficial Owner	Number of Shares(1)	Percent of Total
Silver Lake Sumeru Fund, L.P.
Silver Lake Technology Investors Sumeru, L.P.(2)	53,144,443	32.4%
2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025
Waddell & Reed Financial, Inc.(3)	8,209,150	6.73%
Waddell & Reed Financial Services, Inc. Waddell & Reed, Inc. Waddell & Reed Investment Management Company Ivy Investment Management Company 6300 Lamar Avenue Overland Park, KS 66202
Wells Fargo & Company(4)	7,122,118	5.84%
420 Montgomery Street San Francisco, CA 94104
Richard J. Thompson(5)	1,878,765	1.54%
Kendall R. Bishop(6)	187,958	*
Jay Walters(7)	125,775	*
Mark Melliar-Smith(8)	104,808	*
Jon Gacek(9)	45,519	*
Kambiz Hooshmand(10)	54,641	*
Richard M. Swanson(11)	22,533	*
Kyle Ryland	0	*
Ajay Shah	0	*
Neil Dial(12)	389,157	*
Alex Levran(13)	435,825	*
Gary R. Larsen(14)	64,831	*
Steven Hogge(15)	85,332	*
All current executive officers and directors as a group (14 persons)(16)	3,507,741	2.88%

*
Less than 1%

Notes

(1)
For purposes of this table, a person is deemed to have "beneficial ownership" of any security as of a given date when such person has the right to acquire such security within 60 days after such date. Except as indicated in these footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares and percentage ownership amounts do not reflect amounts listed in the table representing Common Stock equivalents. The Company makes no representation as to the accuracy or completeness of amounts in this table that are identified in these footnotes as being provided according to public filings by or on behalf of the beneficial stockholders in question. For purposes of this table, the addresses of the executive officers and the directors shall be c/o Power-One, Inc., 740 Calle Plano, Camarillo, California 93012.

(2)
As described in greater detail in Amendment No. 2 to the Schedule 13D filed with the SEC on November 10, 2011, (i) Silver Lake Sumeru Fund, L.P. (or, for ease of reference, the "Sumeru Fund") has voting power with respect to 25,786,472 shares of Common Stock and dispositive power with respect to 52,710,422 shares of Common Stock and (ii) Silver Lake Technology Investors Sumeru, L.P. (or the "Side Fund") has voting and dispositive power with respect to 434,021 shares of Common Stock. Silver Lake Technology Associates Sumeru, L.P. (or the "Lower GP") is the general partner of each of the Sumeru Fund and the Side Fund. SLTA Sumeru (GP), L.L.C. (or the "Upper GP") is the general partner of the Lower GP. As a result of their relationship with the Sumeru Fund and the Side Fund, the Lower GP and the Upper GP may be deemed to share voting or dispositive power with respect to the 53,144,443 shares of Common Stock held directly by the Sumeru Fund and the Side Fund. The Lower GP and the Upper GP, however, disclaim beneficial ownership of the 53,144,443 shares of Common Stock, except to the extent of their pecuniary interests in such shares. Pursuant to the Company's Certificate of Designation for the Series C Convertible Preferred Stock. Silver Lake and its affiliates may not convert its Preferred Stock into Common Stock to the extent that following such a conversion they would exceed 19.9% of the voting power of Power-One or own more than 19.9% of the total shares of Common Stock then outstanding, except Silver lake and its affiliates may convert in connection with and subject to the completion of (x) a public sale of the Common Stock issued upon conversion, if following consummation of such public sale, Silver lake and its affiliates would not own more than 19.9% of the shares of Common Stock then outstanding or (y) a third party tender offer for the Common Stock issuable thereupon. The voting interests of Silver Lake and its affiliates will be capped at 19.9% on all matters they vote on with the holders of the Common Stock.

(3)
Based on Amendment No. 4 to Schedule 13G filed on February 14, 2012, (i) Ivy Investment Management Company claims sole voting and dispositive power with respect to 1,191,800 shares of Common Stock, (ii) Waddell & Reed Investment Management Company claims sole voting and dispositive power with respect to 7,017,350 shares of Common Stock; (iii) Waddell & Reed, Inc. claims sole voting and dispositive power with respect to 7,017,350 shares of Common Stock; (iv) Waddell & Reed Financial Services, Inc. claims sole voting and dispositive power with respect to 7,017,350 shares of Common Stock; and (v) Waddell & Reed Financial, Inc. claims sole voting and dispositive power with respect to 8,209,150 shares of Common Stock. The five entities that jointly reported on the Schedule 13G have stated they are not acting as a "group" for purposes of Section 13(d) under the 1934 Act and that indirect beneficial ownership is attributed to each of Waddell & Reed Financial, Inc., Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. solely because of their control relationship with respect to Waddell & Reed Investment Management Company and Ivy Investment Management Company.

(4)
Based on Schedule 13G filed with the SEC on January 26, 2012, Wells Fargo & Company claims sole voting power with respect to 6,713,970 shares of Common Stock, sole dispositive power with respect to 7,036,593 shares of Common Stock, and shared dispositive power with respect to 52,415 shares of Common Stock.

(5)
Includes 940,765 shares with respect to which Mr. Thompson claims sole voting and dispositive power and 938,000 shares issuable upon exercise of options by Mr. Thompson.

(6)
Includes 121,317 shares held by Kendall R. Bishop and Diane Bishop as Trustees of the Bishop Living Trust, with respect to which Mr. Bishop claims shared voting and dispositive power, 26,641 shares with respect to which Mr. Bishop claims sole voting and dispositive power and 40,000 shares issuable upon exercise of options by Mr. Bishop.

(7)
Includes 68,275 shares with respect to which Mr. Walters has sole voting and dispositive power and 57,500 shares issuable upon exercise of options by Mr. Walters.

(8)
Includes 72,308 shares with respect to which Dr. Melliar-Smith claims sole voting and dispositive power and 32,500 shares issuable upon exercise of options by Dr. Melliar-Smith.

(9)
Includes 35,519 shares with respect to which Mr. Gacek claims sole voting and dispositive power and 10,000 shares issuable upon exercise of options by Mr. Gacek.

(10)
Includes 24,641 shares with respect to which Mr. Hooshmand claims sole voting and dispositive power and 30,000 shares issuable upon exercise of options by Mr. Hooshmand.

(11)
Includes 22,533 shares with respect to which Dr. Swanson claims sole voting and dispositive power.

(12)
Includes 101,760 shares with respect to which Mr. Dial claims sole voting and dispositive power and 287,397 shares issuable upon exercise of options by Mr. Dial.

(13)
Includes 189,991 shares with respect to which Dr. Levran claims sole voting and dispositive power and 245,834 shares issuable upon exercise of options by Dr. Levran.

(14)
Includes 21,497 shares with respect to which Mr. Larsen claims sole voting and dispositive power and 43,334 shares issuable upon exercise of options by Mr. Larsen.

(15)
Includes 35,332 shares with respect to which Mr. Hogge claims sole voting and dispositive power and 45,000 shares issuable upon exercise of options by Mr. Hogge.

(16)
Includes 1,752,274 shares issuable upon exercise of options by executive officers and directors as a group within 60 days after the record date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish copies of all Section 16(a) forms to the Company. Based solely upon our review of the copies of such forms received by the Company and upon written representations from certain reporting persons, we believe that during fiscal 2011 our officers, directors and greater than 10% beneficial owners complied with the Section 16(a) filing requirements, with the exceptions noted below.

  •
  A Form 4 report was filed for Richard Thompson five days late on March 1, 2011 to report the disposition of shares used as payment for the tax liability from the vesting of 112,500 RSUs on February 18, 2011.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

        The Company has adopted written policies and procedures for the review and approval or ratification of related party transactions. Primary authority and responsibility for administration of this policy and procedure resides with the Audit Committee of the Board of Directors.

        The Corporate Secretary of the Company is responsible for the initial determination of whether a proposed or existing transaction qualifies as a related party transaction under Item 404 of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934. Any "related person" as described in the instructions to Item 404 that proposes to enter into a potential transaction with the Company is required to provide the Corporate Secretary with notice of the proposed transaction and with the following information regarding the proposed transaction:

  •
  the person's interest in the transaction;

  •
  the material terms of the proposed transaction, including the aggregate value or, in the case of indebtedness, the aggregate principal and interest rate;

  •
  the person's interest in the transaction with the registrant, including the related person's positions or relationships with or ownership in a firm, corporation or other entity that is a party to or has an interest in the transaction;

  •
  if applicable, the availability of other sources of comparable products or services;

  •
  an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party; and

  •
  the benefits to the Company of the proposed transaction.

        If the proposed transaction is determined to be a related party transaction, the proposed transaction is presented to disinterested members of the Audit Committee for consideration and approval. The disinterested members of the Audit Committee then evaluate the transaction with attention to and consideration of all relevant facts and circumstances, including benefits to the Company, the potential effect of a given proposed transaction on the independence of the related party, the availability of alternative non-related products or services, the terms of the proposed transaction, and other criteria deemed relevant to the Audit Committee. The Audit Committee may approve a related party transaction if the Audit Committee determines that the given transaction is on terms that are not inconsistent with the best interests of the Company and its stockholders. In the event a given transaction involves multiple members of the Audit Committee, the proposed transaction will be considered by disinterested members of the Board of Directors in place of the Audit Committee.

Related Party Transactions

        In fiscal 2011, the Company paid Joseph L. Thompson Consulting $120,000 for consulting services with respect to opportunities in the government and military markets for our Renewable Energy Solutions business. General Joseph L. Thompson is the brother of the Company's President and CEO, Richard Thompson, and has a partnership interest in the consulting company. On February 1, 2010, Dr. Levran discussed the potential relationship with Joseph L. Thompson Consulting with the Audit Committee. Dr. Levran said that General Thompson's military background, experience and contacts would be valuable to the Company in navigating government regulatory requirements, preparing for meetings with the government and participating in bids to defense agencies. The Corporate Secretary confirmed to the Audit Committee that the relationship would be a related party transaction if the amount paid to General Thompson in fees and commissions exceeded $120,000 in any fiscal year. The

Audit Committee then approved the contract with General Thompson in accordance with the process described above for the approval of related party transactions.

FINANCIAL AND OTHER INFORMATION

        On March 1, 2012, the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2012, including financial statements, was filed with the SEC and became available for review by our stockholders. This proxy statement became available on-line to our stockholders on or about March 21, 2012. Power-One will furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended January 1, 2012, including financial statements and the financial statement schedule as filed with the SEC, to any stockholder who submits a written request to the Corporate Secretary at Power-One's principal executive offices, at 740 Calle Plano, Camarillo, California 93012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 1, 2012

        The Notice and Proxy Statement and Annual Report are available at www.power-one.com under "Investor Relations/SEC Filings." The information on our website is not incorporated by reference into this proxy statement.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: POWER-ONE, INC. M43704-P24010 POWER-ONE, INC. LEGAL DEPARTMENT 740 CALLE PLANO CAMARILLO, CA 93012 1a. Jon Gacek 1b. Kambiz Hooshmand 1c. Mark Melliar-Smith 1d. Richard M. Swanson 1e. Jay Walters 1f. Richard J. Thompson 1g. Kyle Ryland 1h. Ajay Shah 1. Election of Directors 2. Approval of an advisory resolution on named executive officer compensation; 3. Ratification of the appointment of Deloitte & Touche LLP as Power-One's independent registered public accounting firm for the 2012 fiscal year; and 4. Transaction of any other business properly presented at the 2012 annual meeting and any adjourment(s) or postponement(s) thereof. Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain For Against Abstain

POWER-ONE, INC. Annual Meeting of Stockholders May 1, 2012 8:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Richard J. Thompson and Tina D. McKnight, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of POWER-ONE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 08:00 AM, PDT on May 1, 2012, at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, CA 93012, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. Continued and to be signed on reverse side M43705-P24010

M43740-P24031 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. POWER-ONE, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2012. Meeting Information Meeting Type: Annual Meeting of Stockholders For holders as of: March 7, 2012 Date: May 1, 2012 Time: 8:00 AM PDT Location: Courtyard Marriott 4994 Verdugo Way Camarillo, CA 93012 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 13, 2012 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. 1. Notice & Proxy Statement 2. Form 10-K XXXX XXXX XXXX XXXX XXXX XXXX M43741-P24031 Proxy Materials Available to VIEW or RECEIVE: Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. XXXX XXXX XXXX

Voting Items M43742-P24031 1a. Jon Gacek 1b. Kambiz Hooshmand 1c. Mark Melliar-Smith 1d. Richard M. Swanson 1e. Jay Walters 1f. Richard J. Thompson 1g. Kyle Ryland 1h. Ajay Shah 1. Election of Directors 2. Approval of an advisory resolution on named executive officer compensation; 3. Ratification of the appointment of Deloitte & Touche LLP as Power-One's independent registered public accounting firm for the 2012 fiscal year; and 4. Transaction of any other business properly presented at the 2012 annual meeting and any adjourment(s) or postponement(s) thereof. Nominees: The Board of Directors recommends you vote FOR the following proposals:

M43743-P24031 Voting Instructions

M43736-P24010 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. POWER-ONE, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2012. POWER-ONE, INC. LEGAL DEPARTMENT 740 CALLE PLANO CAMARILLO, CA 93012 Meeting Information Meeting Type: Annual Meeting of Stockholders For holders as of: March 7, 2012 Date: May 1, 2012 Time: 8:00 AM PDT Location: Courtyard Marriott 4994 Verdugo Way Camarillo, CA 93012 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How To Vote Please Choose One of the Following Voting Methods Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 13, 2012 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. 1. Notice & Proxy Statement 2. Form 10-K . XXXX XXXX XXXX . XXXX XXXX XXXX . XXXX XXXX XXXX M43737-P24010

Voting Items M43738-P24010 1a. Jon Gacek 1b. Kambiz Hooshmand 1c. Mark Melliar-Smith 1d. Richard M. Swanson 1e. Jay Walters 1f. Richard J. Thompson 1g. Kyle Ryland 1h. Ajay Shah 1. Election of Directors 2. Approval of an advisory resolution on named executive officer compensation; 3. Ratification of the appointment of Deloitte & Touche LLP as Power-One's independent registered public accounting firm for the 2012 fiscal year; and 4. Transaction of any other business properly presented at the 2012 annual meeting and any adjourment(s) or postponement(s) thereof. Nominees: The Board of Directors recommends you vote FOR the following proposals:

M43739-P24010